UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant *

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☒ Definitive Proxy Statement
* Definitive Additional Materials
* Soliciting Material Pursuant to Section 240.14a-12

INTERACTIVE INTELLIGENCE, INC.
(Name of Registrant as Specified in its Charter)

______________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2009

To Our Shareholders:

Our Board of Directors joins me in extending to you a cordial invitation to attend the 2009 Annual Meeting of Shareholders of Interactive Intelligence, Inc. The meeting will be held at our world headquarters located at 7601 Interactive Way, Indianapolis, Indiana 46278 at 1:30 p.m., Eastern Time, on Thursday, May 28, 2009.

In addition to voting on the matters described in this proxy statement, we will review our 2008 business results and discuss our plans for 2009 and beyond. There will also be an opportunity to discuss matters of interest to you as a shareholder.

This year we are again providing access to our proxy materials via the Internet. On or about April 17, 2009, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain street name holders, and on or about the same date we mailed a printed copy of the proxy statement and a proxy card to our other shareholders. On the mailing date of the Notice, all shareholders of record and street name holders will have the ability to access all of the proxy materials, including the proxy statement, via the Internet.

Regardless of the number of shares you own, it is important that your shares be represented whether or not you attend the meeting. Shareholders of record can vote their shares via the Internet, by using a toll-free telephone number or by traditional mail. Instructions for using these convenient services appear on the Notice, the proxy card and in the proxy statement. If you received a printed copy of the proxy materials, you can vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Any shareholder attending our meeting may vote in person even if a proxy has been returned.

We hope that you will be able to attend our meeting, and we look forward to seeing you.

Sincerely,

Donald E. Brown, M.D.
Chairman of the Board

INTERACTIVE INTELLIGENCE, INC.
7601 INTERACTIVE WAY
INDIANAPOLIS, INDIANA 46278

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	1:30 p.m., Eastern Time, on Thursday, May 28, 2009

PLACE	Interactive Intelligence, Inc. World Headquarters 7601 Interactive Way Indianapolis, Indiana 46278

ITEMS OF BUSINESS
1.   To elect one director to hold office for a term of three years or until his successor is elected and has qualified;

2.   To consent to the appointment of KPMG LLP as our independent registered public accouting firm for 2009; and

3.   To transact any other business that may be properly brought before our meeting or any adjournment or postponement thereof.

RECORD DATE	You can vote if you are a shareholder of record on March 31, 2009.

ANNUAL REPORT	Our 2008 Annual Report, which is not a part of these proxy materials, is enclosed.

PROXY VOTING
Your vote is important, regardless of the number of shares you own. If you do not attend the meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

1.   Go to www.proxyvote.com shown on the Notice of Internet Availability of Proxy Materials or your proxy card and vote via the Internet;

2.   You may vote by touchtone telephone by calling 1 (800) 690-6903 (this call is toll-free in the United
      States); or

3.   If you received a printed copy of the proxy card by mail, then MARK, SIGN, DATE AND
      PROMPTLY RETURN your proxy card in the postage-paid envelope.

If you do attend the meeting, you may revoke your proxy and vote by ballot.

By order of the Board of Directors,
Indianapolis, Indiana April 17, 2009	Stephen R. Head Corporate Secretary

TABLE OF CONTENTS

i

INTERACTIVE INTELLIGENCE, INC.
7601 INTERACTIVE WAY
INDIANAPOLIS, INDIANA 46278
__________________________________________________

PROXY STATEMENT
SOLICITATION OF PROXIES
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AT 1:30 P.M. EASTERN TIME ON MAY 28, 2009

GENERAL INFORMATION

This proxy statement and accompanying proxy card are being provided to shareholders on or about April 17, 2009 in connection with the solicitation by the Board of Directors of Interactive Intelligence, Inc. (“Interactive,” “we,” “us,” “our” or the “company”) of proxies to be voted at the 2009 annual meeting of shareholders on May 28, 2009.

Why did I receive a Notice of Internet Availability of Proxy Materials?

Instead of initially mailing a printed copy of the proxy materials to each shareholder, we may now furnish proxy materials to our shareholders via the Internet under the e-proxy rules adopted by the Securities and Exchange Commission (the “SEC”). On or about April 17, 2009, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain street name holders as of the close of business on March 31, 2009 (the “Record Date”), and we mailed a printed copy of the proxy materials to our other shareholders. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request such a copy in the manner described in the Notice. The Notice also instructs you as to how you may access and review this proxy statement and our 2008 Annual Report on Form 10-K for the year ended December 31, 2008, which is our 2008 Annual Report to Shareholders, and how you may submit your proxy to vote at the annual meeting.

This proxy statement, the form of the proxy card and voting instructions are being made available to our shareholders on or about April 17, 2009 at www.proxyvote.com. Our 2008 Annual Report on Form 10-K is being made available at the same time and by the same method. The 2008 Annual Report on Form 10-K is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference.

What is a proxy and how do I vote by proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. If you are a shareholder of record, we encourage you to vote via the Internet or by telephone. Internet voting information is provided on the Notice and the proxy card. You may vote by touchtone telephone by calling 1 (800) 690-6903. You will need to have the Notice or, if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting via the Internet or by telephone. These methods are convenient and save us significant postage and processing expense. In addition, when you vote via the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

If you are a shareholder of record and you received a printed copy of the proxy materials, you may vote by marking your proxy card, dating and signing it, and mailing it in the postage-paid envelope. The shares represented will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board on that proposal.

If you are a “street name” holder, you must provide instructions on voting to your bank, broker, trust or other nominee holder.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our independent transfer agent and registrar, Computershare Investor Services, LLC, you are a “shareholder of record”. If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, such as Broadridge Financial Solutions, Inc. (“Broadridge”), you are a “street name” holder.

How many proxy cards will I receive?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts and custodial accounts) or in multiple accounts. If your shares are held in “street name”, you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker. You should complete and sign each proxy card you receive.

VOTING INFORMATION

Who is qualified to vote?

You are qualified to receive notice of and to vote at our annual meeting if you own shares of our common stock at the close of business on the Record Date for our annual meeting. At the close of business on the Record Date, there were 16,961,626 shares of our common stock issued and outstanding.  Each shareholder will have one (l) vote for each share held.

Is there a list of shareholders entitled to vote at the annual meeting?

A list of shareholders entitled to vote at our annual meeting will be available for inspection for a purpose germane to our annual meeting by any shareholder during usual business hours at our world headquarters during the ten days prior to our meeting date.

How do I use my shares to cast a vote?

Depending on whether you hold your shares directly as a “shareholder of record” or you hold your shares as a “street name” holder, there are several methods you can choose from to cast your vote.

If you are a “shareholder of record”, you can vote your proxy in any one of these methods:

1.	Go to www.proxyvote.com shown on the Notice or your proxy card and vote via the Internet;

2.	You may vote by touchtone telephone by calling 1 (800) 690-6903 (this call is toll-free in the United States); or

3.	If you received a printed copy of the proxy card by mail, then mark, sign, date and promptly return your proxy card in the postage-paid envelope.

You will need to have the Notice or, if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting via the Internet or by telephone. Therefore, please follow the specific instructions set forth on the Notice, proxy card or voting instruction card. For security purposes, our electronic voting system has been designed to authenticate your identity as a shareholder of our common stock.

If you hold your shares as a “street name” holder, your broker, bank, custodian or nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the annual meeting?

If you decide to join us in person at our annual meeting and you are a “shareholder of record”, you may vote your shares in person at the meeting. If you hold your shares as a “street name” holder, you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the meeting.

Can I change my vote after I have sent in my proxy card?

Shareholders who execute a proxy card retain the right to revoke it at any time before it is voted by attending our annual meeting and voting in person or by notifying our Corporate Secretary in writing of such revocation prior to our annual meeting. If you execute more than one proxy card, the proxy card having the latest date will revoke any earlier proxy cards.

What constitutes a quorum and why is it required?

The holders of a majority of our shares of common stock issued and outstanding and entitled to vote, present in person, or represented by proxy, shall constitute a quorum at our annual meeting.  A quorum is required in order for our shareholders to conduct business at our annual meeting.

What is the Board’s recommendation on how I should vote my shares?

Our Board recommends a vote “FOR” the director nominee and “FOR” the consent by our shareholders to the appointment of our independent registered public accounting firm for 2009.

How would my shares be voted if I do not specify how I would prefer them to be voted?

If no choice is specified, your proxy will be voted “FOR” the election of the director nominee and “FOR” the consent by our shareholders to the appointment of our independent registered public accounting firm for 2009. A proxy or proxy card may indicate that all or a portion of the shares represented by such proxy or proxy card are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and not entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals.

What vote is required to approve a proposal? Also, how are abstentions and broker non-votes treated?

The election of the director nominee will be determined by a plurality of the shares voting on such election, which means that the director nominee receiving the most "FOR" votes will be elected at the annual meeting.  The consent by our shareholders to the appointment of the independent registered public accounting firm will be approved if more shares are voted "FOR" the proposal than "AGAINST".  Neither abstentions nor broker non-votes will affect the outcome of either of these proposals.

Who will pay for the cost of this proxy solicitation?

This solicitation will be conducted by mail, except that in a limited number of instances proxies may be solicited by our officers, directors and regular employees personally, by telephone, by facsimile or by other electronic communication. We do not presently anticipate payment of any compensation or fees of any nature to anyone for the solicitation of these proxies, except that we may pay persons holding shares in their name, or of their nominees, for the expense of sending proxies or proxy cards and proxy material to principals. The entire cost of solicitation will be borne by us.

Who will count the votes?

At our annual meeting, votes will be counted by a representative from Broadridge. Such representative will be present at the annual meeting to process the votes cast by our shareholders, make a report of inspection, count the votes cast by our shareholders and certify as to the number of votes cast on each proposal.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at our annual meeting and publish final results in our Quarterly Report on Form 10-Q for the second quarter of 2009.

How do I submit a shareholder proposal for next year’s annual meeting?

If you wish to submit a shareholder proposal to be included in next year’s proxy statement, you must comply with our advance notice requirements set forth in our Amended and Restated By-Laws, as currently in effect, as described in “Date of Receipt of Shareholder Proposals for Our 2010 Annual Meeting” on page 41.

What if I want to receive a printed copy of the Annual Report on Form 10-K and this proxy statement?

If you received a Notice, you may request a printed copy of the Annual Report on Form 10-K and proxy statement by any of the following methods: via the Internet at www.proxyvote.com, by telephone at 1 (800) 579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. Our shareholders may also request an Information Packet, which includes our most recent Annual Report on Form 10-K and proxy statement.  Please visit our Investor Relations page located on our website at http://investors.inin.com and click on the “Contact Us” link. You will be asked to provide general contact information before continuing. Or you may call (317) 872-3000 and press option “4” to speak with an investor relations representative.

If you have any further questions about voting your shares or attending our annual meeting, please contact our Investor Relations Team via email at investor.relations@inin.com or by telephone at (317) 872-3000 and press option “4”.

ELECTION OF DIRECTOR (ITEM 1 ON PROXY CARD)

Our Board currently consists of six directors divided into three classes, with the term of one class of directors expiring each year, pursuant to our Amended and Restated By-Laws, as currently in effect. Generally, each director serves until the annual meeting held in the year that is three years after such director’s election and until such director’s successor is elected and has qualified.

The terms of Edward L. Hamburg, Ph.D. and Samuel F. Hulbert, Ph.D., two of our six directors, will expire at this annual meeting. Our Board has nominated Dr. Hamburg upon recommendation of our Nominating and Corporate Governance Committee to be elected at this annual meeting for a term of three years to expire at our 2012 Annual Meeting or until his successor is elected and has qualified. On March 23, 2009, Samuel F. Hulbert, Ph.D., notified our Chairman and CEO who then notified the Board of his decision to not stand for re-election at this annual meeting. Dr. Hulbert’s three year term is set to expire on the date of this annual meeting. Dr. Hulbert currently serves as the Chairman of the Nominating and Corporate Governance Committee and serves as a member of the Compensation and Stock Option Committee. Dr. Hulbert’s decision was not the result of any disagreement with us on any matter relating to our operations, policies or practices.
        After the election of a director at the annual meeting, our Board will consist of five directors, including the four directors whose present terms extend beyond the annual meeting.  The Board plans to appoint Mark E. Hill, a current member of the Board of Directors and Nominating and Corporate Governance Committee, as Chairman of the Nominating and Corporate Governance Committee, to replace Dr. Hulbert, effective immediately after the annual meeting. The Board plans to appoint an additional director in due course following the selection of a suitable candidate, in accordance with our Amended and Restated By-Laws.

Unless proxy cards are otherwise marked, the persons named as proxies will vote the shares represented by all executed proxies which are received "FOR" the election of our director nominee.

Our Board has no reason to believe that the nominee will refuse to act or be unable to accept election; however, in such event, and if any other unforeseen contingencies should arise, it is the intention of the persons named as proxies to vote for other nominees selected by our Nominating and Corporate Governance Committee in accordance with their best judgment.

The following descriptions set forth certain information, as of March 31, 2009, about each director, including each person’s business experience for the past five years. There is no family relationship between any of our directors or officers.

Nominee For Term To Expire in 2012

EDWARD L. HAMBURG, Ph.D.; Director since 2004; Age 57; Chicago, Illinois. Dr. Hamburg is the former Executive Vice President of Corporate Operations and Chief Financial Officer of SPSS Inc. (“SPSS”), a multinational computer software firm that provides predictive analytic technology and services. He held this position from 1992 to 2004 after heading business development for SPSS from 1986 to 1992. Dr. Hamburg held an advisory position with SPSS through December 31, 2008 and currently serves as a director and audit committee chairman of Interlink Electronics, Inc., a developer of specialized electronic component technologies. He is also a director of five privately-held high-technology companies and a venture partner with Morgan Stanley Private Equity. Dr. Hamburg received a Ph.D. from the University of Chicago and both his M.A. and B.A. from the University of Maryland at College Park.

The Board recommends a vote “FOR” the nominee listed above.

Directors Whose Present Terms Expire in 2010

MARK E. HILL; Director since 2004; Age 52; Carmel, Indiana. Mr. Hill is Managing Partner of Collina Ventures, LLC, a private investment company focusing on technology companies. In 1983, Mr. Hill co-founded Baker Hill Corporation®, which serves as a trusted advisor to its banking clients and delivers solutions that address business process needs. In 2005, Baker Hill was acquired by Experian®, a global information solutions company. Mr. Hill oversaw the transition through 2006. Mr. Hill also serves on the board of four non-public technology companies. Mr. Hill serves Central Indiana in various capacities, including board membership on the Central Indiana Corporate Partnership, the Central Indiana Community Foundation, the United Way of Central Indiana and the TechPoint Foundation. Mr. Hill is an adjunct professor at the Indiana University School of Informatics and former chair of its Dean’s Council. Mr. Hill started his career at IBM and holds a B.B.A. from the University of Notre Dame and an M.B.A. from the Indiana University Kelley School of Business.

 MICHAEL C. HEIM; Director since 2007; Age 54; Zionsville, Indiana. Mr. Heim is the Vice President, Information Technology and Chief Information Officer of Eli Lilly and Company (“Lilly”), a position he has held since January 2004. From November 1999 until January 2004, Mr. Heim was the chief technology officer with accountability for enterprise architecture and data strategy, the global implementation of SAP, and global financial and human resources information technology solutions at Lilly. Mr. Heim joined Lilly in 1979 and has served in numerous roles including information technology, internal audit, engineering and the corporations operations committee. Mr. Heim serves on a number of executive councils including the Microsoft Pharmaceutical Advisory Council, the SAP Life Sciences Executive Council, and the Dean’s Advisory Council–Indiana University School of Informatics. A native of Cincinnati, Ohio, Mr. Heim received a B.A. degree in business administration from Marian College and an M.B.A. from Bowling Green State University.

Directors Whose Present Terms Expire in 2011

DONALD E. BROWN, M.D.; Director since 1994; Age 53; Indianapolis, Indiana. Dr. Brown is our Chairman of the Board and President and Chief Executive Officer and has held these positions since 1994 in the case of President, since 1995 in the case of Chief Executive Officer and since 1998 in the case of Chairman of the Board. Dr. Brown co-founded Interactive Intelligence in 1994. Dr. Brown graduated from the Indiana University School of Medicine and also holds two additional degrees from Indiana University, an M.S. in computer science and a B.S. in physics.

RICHARD A. RECK; Director since 2005; Age 59; Hinsdale, Illinois. Mr. Reck is the founder and President of Business Strategy Advisors LLC, a business strategy consultancy that focuses on serving technology, services and entertainment companies. Mr. Reck was a partner with KPMG LLP from 1973 through his retirement in 2002. Mr. Reck also serves on the Board of Directors of two other high-technology public companies, Merge Healthcare, Inc., a public healthcare software and information company, and Advanced Life Sciences Holdings, Inc., a public biopharmaceutical company. Mr. Reck received a Bachelor of Arts degree in mathematics from DePauw University and an M.B.A. in accounting from the University of Michigan.

Current Director Whose Term Expires at the Annual Meeting

SAMUEL F. HULBERT, Ph.D.; Director since 2001; Age 72; Naples, Florida. Dr. Hulbert is the former President of Rose-Hulman Institute of Technology, an engineering, science and mathematics college located in Terre Haute, Indiana. Dr. Hulbert held such position from 1976 until his retirement in 2004.  Prior to Rose-Hulman, Dr. Hulbert held professorships at Tulane University and Clemson University. Dr. Hulbert has been named to numerous “who's who” lists and has been honored with a variety of awards for his accomplishments in biomedical engineering and he serves on the board of directors of Cook Biotech and the regional board of directors for Old National Bancorp. Dr. Hulbert received his B.S. and Ph.D. degrees in Ceramic Science from Alfred University in Alfred, New York. Dr. Hulbert has also received honorary degrees from Indiana State University (doctor of law), Clarkson University (doctor of science), Indiana University (doctor of science), Rose-Hulman (doctor of engineering) and Kanazawa Institute of Technology (doctor of engineering). Dr. Hulbert is not standing for re-election.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

On June 8, 2007, our Board adopted Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its responsibilities. These Guidelines reflect the Board’s commitment to monitoring the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value over the long term. These Guidelines are in addition to, and are not intended to change or interpret, any federal or state law or regulation, including the Indiana Business Corporation Law, or our Restated Articles of Incorporation or Amended and Restated By-Laws, as currently in effect. The Guidelines are reviewed periodically and updated as necessary by our Board based upon recommendations from our Nominating and Corporate Governance Committee to reflect changes in regulatory requirements and Board oversight practices.  The Guidelines comply with requirements contained in the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) (the exchange on which our equity securities are registered) and otherwise enhance our corporate governance policies. We will provide to any person, without charge, a copy of these Guidelines, upon request to our Corporate Secretary at our world headquarters. These Guidelines are also available on our website at http://investors.inin.com under “Corporate Governance”. We intend to disclose any amendments or updates to these Guidelines by posting such amendments or updates on our website.

Director Independence and Board Meetings

Our Board has determined that Drs. Hamburg and Hulbert and Messrs. Hill, Heim and Reck are “independent directors”, as defined by the NASDAQ listing standards and the director independence rules of the SEC. Our Board has determined that each of Drs. Hamburg and Hulbert and Messrs. Hill, Heim and Reck has no material direct or indirect relationship with us that would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director on our Board.

In making its independence determination with respect to Dr. Hamburg, the Board considered his advisory position with SPSS, a customer that uses our products and has licensed our applications through one of our partners. During 2008, we received $108,000 from our partner that SPSS licenses our applications from, but Dr. Hamburg was not involved in SPSS’ decision to license our products and has not received any consulting, advisory or other compensatory fees from us. After reviewing the terms of this transaction and the relationship that Dr. Hamburg has with SPSS, the Board determined that Dr. Hamburg does not have a material direct or indirect interest in the transaction and that our business relationship with SPSS does not diminish his ability to exercise his independent judgment on issues affecting our business. Our Board will continue to monitor this relationship.

  In making its independence determination with respect to Mr. Heim, the Board considered Mr. Heim’s executive position with Lilly, a customer that uses our products and has licensed our applications directly through us. Because of Mr. Heim’s executive position at Lilly, the Board analyzed that relationship and the payments we received from Lilly for our products and applications during the last three years. As Lilly’s Chief Information Officer, it is our understanding that Mr. Heim could be involved in Lilly’s decision to license our products; however, Lilly has licensed our products since December 2001, well before Mr. Heim became Lilly’s Chief Information Officer or joined our Board.  During 2008, 2007 and 2006, Lilly paid us approximately $368,000, $162,000 and $144,000, respectively, to license our applications and for related support and services. None of the payments exceeded the greater of $200,000 or 5% of our consolidated gross revenues in any of the three years, as set forth in Rule 4200(a)(15) of the NASDAQ listing standards. In addition, Mr. Heim has not received any consulting, advisory or other compensatory fees from us. After reviewing the terms of this transaction, and the relationship that Mr. Heim has with Lilly, the Board determined that Mr. Heim does not have a material direct or indirect interest in the transactions and that our business relationships with Lilly do not diminish his ability to exercise his independent judgment on issues affecting our business. Our Board will continue to monitor this relationship.

 In making its independence determination with respect to Mr. Hill, the Board considered his position with Collina Ventures, LLC (“Collina"). Collina has a 37% ownership interest in Bluelock, LLC (“Bluelock”), and Mr. Hill serves as Chairman of the Board of Bluelock. Bluelock provided products and services to us during 2008 amounting to approximately $72,000, which was less than the $200,000 threshold set forth in Rule 4200(a)(15) of the NASDAQ listing standards and was less than 5% of Bluelock’s consolidated gross revenues in 2008. Mr. Hill did not receive any commissions or other form of compensation in connection with the transaction between us and Bluelock. The Board determined that Mr. Hill does not have a material direct or indirect interest in the transactions and that our business relationships with Bluelock do not diminish his ability to exercise his independent judgment on issues affecting our business. Our Board will continue to monitor this relationship.

  Our Board holds regularly scheduled quarterly meetings. Typically, committee meetings occur the day prior to the Board meeting so that the evening prior to the Board meeting and the day of the Board meeting can be devoted to presentations and discussions with senior management about our short and long-term strategies. In addition to the quarterly meetings, special meetings may be scheduled at our Board’s discretion. During 2008, our Board held four meetings. During 2008, each of our directors attended or participated in at least 75% of the aggregate of (i) the total number of meetings of our Board and (ii) the total number of meetings held by all committees of our Board on which each such director served.

  We have a policy that states that all directors properly nominated for election are expected to attend our annual meetings. All of our directors attended our 2008 Annual Meeting in person.

Board and Committee Membership

The responsibility for good corporate governance rests with our Board, whose primary role is providing oversight, counseling and direction in the best long-term interests of us and our shareholders. Our Board has three standing committees: the Audit Committee; the Compensation and Stock Option Committee; and the Nominating and Corporate Governance Committee (together, our “Standing Committees”). Each Standing Committee is described below. The following table sets forth information regarding which Standing Committee(s) each of our directors served on during 2008:
STANDING COMMITTEES OF THE BOARD
Director	Board of Directors	Audit Committee	Compensation and Stock Option Committee	Nominating and Corporate Governance Committee
Donald E. Brown, M.D. (1)	Chair

Edward L. Hamburg, Ph.D.	X	Chair

Michael C. Heim	X	X

Mark E. Hill (2)	X		Chair	X

Samuel F. Hulbert, Ph.D.	X		X	Chair

Richard A. Reck	X	X	X

2008 Total Meetings Held	4	12	4	2
______________________
(1)    Dr. Brown is our President and Chief Executive Officer and is our only employee that serves on our Board. Dr. Brown attended Standing Committee meetings as a member of management, except certain meetings where management was excluded.

(2)	The Board intends to appoint Mr. Hill as the Chairman of the Nominating and Corporate Governance Committee to replace Dr. Hulbert, effective immediately after the annual meeting.

Standing Committees of the Board

Audit Committee

Our Audit Committee operates under a written charter adopted by our Board, a copy of which is available, free of charge, on our website at http://investors.inin.com under “Corporate Governance”. Our Audit Committee reviews and assesses the adequacy of its charter and performance on an annual basis. Our Board established our

Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the primary purpose of overseeing our accounting and financial reporting processes and audits of our annual financial statements and internal control over financial reporting by our independent registered public accounting firm.

Among its current primary functions, our Audit Committee has the sole authority to perform the following:

•	retain and terminate our independent registered public accounting firm;

•	approve compensation and provide oversight of the work of our independent registered public accounting firm;

•	evaluate the qualifications, performance and independence of our independent registered public accounting firm;

•
pre-approve all auditing services and permitted non-audit services, including the fees and terms for such services (subject to the de minimus exception for non-audit services that are approved by our Audit Committee prior to completion of the audit) provided by our independent registered public accounting firm;

•	review and discuss with our management and our independent registered public accounting firm our annual and quarterly financial statements;

•
discuss with our management and our independent registered public accounting firm major issues regarding accounting principles and financial statement presentations and the adequacy of our internal control over financial reporting; and

•	review and approve all related person transactions.

All members of our Audit Committee have been and currently are “independent” as such term is defined for audit committee members under the NASDAQ listing standards and Rule 10A-3 of the Exchange Act. Our Board has determined that Dr. Hamburg and Mr. Reck meet the definition of an “audit committee financial expert”, as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

Compensation and Stock Option Committee

Our Compensation and Stock Option Committee (our “Compensation Committee”) operates under a written charter adopted by our Board, a copy of which is available, free of charge, on our website at http://investors.inin.com under “Corporate Governance”. Our Compensation Committee reviews and assesses the adequacy of its charter and performance on an annual basis. Among its current primary functions, our Compensation Committee reviews and determines the annual compensation of our non-employee directors; the annual base salaries, performance-based cash incentive awards and other incentive compensation of our executive officers; administers our stock option plans in which directors, executive officers and other key employees participate; and discusses with management the Compensation Discussion and Analysis and, if appropriate, recommends its inclusion in our Annual Report on Form 10-K and proxy statement. For a description of the role of management in setting compensation, see “Compensation Discussion and Analysis—Role of Management in Compensation”. We did not utilize a compensation consultant during 2008.

Compensation Committee Interlocks and Insider Participation

All members of our Compensation Committee have been and currently are "independent" directors, as defined under the NASDAQ listing standards, and no member is our employee or former employee. In addition, no member of our Compensation Committee had any relationship requiring disclosure under the section “Certain Relationships and Related Person Transactions” beginning on page 40. During 2008, none of our executive officers served on the compensation committee or board of directors of another entity.

Nominating and Corporate Governance Committee

 Our Nominating and Corporate Governance Committee (our “Nominating Committee”) operates under a written charter adopted by our Board, a copy of which is available, free of charge, on our website at http://investors.inin.com under “Corporate Governance”. Our Nominating Committee assists our Board in (i) identifying individuals qualified to become Board members, (ii) developing our Corporate Governance Guidelines, (iii) advising our Board in the annual review of our Board’s performance and (iv) recommending directors for each Standing Committee. The members of our Nominating Committee have been and currently are “independent”, as defined under the NASDAQ listing standards.

 Our Nominating Committee considers candidates for membership on our Board who are recommended by shareholders and/or fellow Board members. In accordance with Rule 14a-8(i)(8) of the Exchange Act, which was amended in December 2007 by the SEC and became effective on January 10, 2008, certain shareholder proposals related to the election of directors are no longer permitted.  A shareholder who wishes to recommend a director candidate for consideration by our Nominating Committee should send such recommendation to our Corporate Secretary addressed to: Interactive Intelligence, Inc. Nominating Committee, c/o Corporate Secretary at our world headquarters. Our Corporate Secretary has been instructed by our Board to forward such shareholder director candidate recommendations to our Nominating Committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected and the addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to our Nominating Committee as a nominee, must comply with our advance notice requirements set forth in our Amended and Restated By-Laws, as currently in effect, as described in “Date of Receipt of Shareholder Proposals for Our 2010 Annual Meeting” on page 41.

 Our Nominating Committee is responsible, when the need arises, for seeking individuals qualified to become Board members for recommendation to our Board. The Nominating Committee identifies any specific needs in terms of industry or professional background and determines independence standards for nominees. Our entire Board nominates members for election to our Board. Nominees for director are selected on the basis of board experience, judgment, integrity, ability to make independent inquiries, understanding our business and environment and willingness to devote adequate time to Board duties, while considering such factors as geographic, occupational, gender, race and age diversity. Our Nominating Committee’s process for identifying and evaluating nominees for director will be the same whether the nominee is from our Nominating Committee’s search for a candidate, or whether the nominee was recommended by a shareholder.

Shareholder Communications

Our Board has a process whereby our shareholders may send communications to our Board’s attention. Any shareholder desiring to communicate with our Board, or one or more specific members thereof, should communicate in a writing addressed to Interactive Intelligence, Inc., Board of Directors, c/o Corporate Secretary at our world headquarters. Our Corporate Secretary has been instructed by our Board to promptly forward all such communications to the specified addressees.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (our “Ethics Code”) that applies to all of our directors, officers and employees. We will provide to any person a copy of our Ethics Code, free of charge, upon request to our Corporate Secretary at our world headquarters. Our Ethics Code is available on our website at http://investors.inin.com under “Corporate Governance”. We intend to disclose any amendments or updates to our Ethics Code by posting such amendments or updates on our website. In addition, any waivers of our Ethics Code for our directors or executive officers will be posted on our website under “Corporate Governance”. There were no waivers of our Ethics Code by any of our executive officers or directors during 2008.

DIRECTOR COMPENSATION AND BENEFITS

Only non-employee directors receive compensation for their services as directors. Our compensation package for non-employee members of our Board is comprised of cash (annual retainers and committee meeting fees) and stock option grants. Directors are also entitled to reimbursement of expenses incurred in connection with attendance at Board and/or committee meetings. Our director pay package is designed to attract and retain highly-qualified, independent professionals to monitor the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value over the long term. Our Compensation Committee generally reviews our non-employee director compensation program on an annual basis.  Actual annual pay varies among directors based on committee memberships, committee chair responsibilities and meeting attendance.

Members of our Board are eligible to receive automatic stock option grants under the Interactive Intelligence, Inc. 2006 Equity Incentive Plan (the "2006 Plan"), which was adopted by our Board in April 2006 and approved by our shareholders at our 2006 Annual Meeting. An amendment to our 2006 Plan was approved by our shareholders at our 2008 Annual Meeting.  Our 2006 Plan replaced our Outside Directors Stock Option Plan (our "Directors Plan"), which was adopted in April 1999. Under our 2006 Plan, the exercise price for option grants is equal to the closing price of our common stock, as reported by The NASDAQ Global Market, on the business day immediately preceding the date of grant, rather than on the day of grant under the terms of the Directors Plan, and the term of the options are six years. For most options granted to our directors prior to 2005, the term of each option was ten years from the date of grant.

Our Board also has the full and complete authority and discretion, except as limited by our 2006 Plan, to grant additional options to eligible directors from time to time and to provide the terms and conditions (which need not be identical among eligible directors), including without limitation the vesting provisions, thereof. Any option grants previously awarded under our Directors Plan, but not yet forfeited, cancelled, terminated, exercised or expired, remain subject to their original terms, which are generally not different from the terms upon which annual option grants for directors are granted under our 2006 Plan, except as described above.

Director Stock Options

On the date of the annual meeting of shareholders, each eligible non-employee director is granted an annual stock option to purchase 8,000 shares of our common stock. For any newly elected non-employee director, our Compensation Committee may approve an option award to such director to purchase an aggregate of 20,000 shares of our common stock for joining our Board. These options have terms in accordance with our 2006 Plan, generally vest over four years and expire six years from the anniversary date of the grant.

In 2008, each of our non-employee directors was entitled to receive the following compensation:

Type of Compensation	Amount
Cash Retainers:
Annual Cash Retainer (1)	$25,000
Annual Cash Retainer for Committee Chair:
Audit Committee (1)	$15,000
Compensation and Nominating Committees (1)	$5,000

Board and Committee Attendance Fee (per meeting attended that was not held in conjunction with a meeting of our full Board):
In person (2)	$1,500
By teleconference (2)	$750

Stock Options:
Annual Stock Option Retainer (3)	8,000 shares
Stock Option Grant for Newly Elected Directors (4)	20,000 shares
______________________
(1)  All annual cash retainers were paid in advance in equal quarterly installments, and at times some have been paid in the immediately preceding year in preparation for Board and/or committee meetings to be held during the first quarter of the current year.

(2) All attendance fees were paid in arrears, and at times some have been paid in the following year once meeting attendance results are known.

(3)  Represents an annual stock option to purchase shares of our common stock, which will be granted at each annual meeting of shareholders. These options were granted to all of our non-employee directors on May 30, 2008, the date of our 2008 Annual Meeting, in accordance with the terms of our 2006 Plan.

(4) There were no new director option grants in 2008.

Director Compensation in 2008

The following table sets forth information regarding the compensation that each non-employee director earned during 2008. Dr. Brown did not earn any additional compensation for serving on our Board in 2008.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total Compensation
Edward L. Hamburg, Ph.D.	$52,000	$40,762	$92,762

Michael C. Heim	37,000	59,124	96,124

Mark E. Hill	36,000	36,929	72,929

Samuel F. Hulbert, Ph.D.	33,750	28,490	62,240

Richard A. Reck	37,000	43,701	80,701
_____________________

(1)
The amounts in this column include the annual retainer and the amounts earned by each director for attending Board and/or committee meetings in person and/or by teleconference that were not held in conjunction with a meeting of our full Board. For the Chairman of each of our Audit Committee, our Compensation Committee and our Nominating Committee, the additional annual retainer is also included.

(2)
The amounts in this column represent the aggregated compensation cost recognized during the year ended December 31, 2008 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) (except that the estimated forfeitures related to service-based vesting conditions were disregarded) of options held by our non-employee directors and therefore include options granted during and prior to 2008. For valuation assumptions used to determine these amounts, refer to Note 6 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008.  The aggregate grant date fair value of option awards granted during 2008, as of the grant date in accordance with SFAS 123R, was $54,820 for each of our non-employee directors. Our non-employee directors had the following shares of our common stock underlying stock options outstanding as of December 31, 2008: Dr. Hamburg: 47,556 shares; Mr. Heim: 28,000 shares; Mr. Hill: 48,114 shares; Dr. Hulbert: 52,282 shares; and Mr. Reck: 44,000 shares.

Non-Employee Director Change-of-Control Agreements

On June 7, 2007, we entered into Non-Employee Director Change-of-Control Agreements (each, a “Director Change-of-Control Agreement”) with Dr. Hamburg and Messrs. Hill and Reck. In addition, on May 29, 2008, we entered into Director Change-of-Control Agreements with Dr. Hulbert and Mr. Heim. Under the terms of each Director Change-of-Control Agreement, in the event the service on our Board of Directors is terminated for any reason following an event where a “Change-of-Control” has occurred (as defined under “Employment Agreements and Post-Termination and Change-of-Control Arrangements”), any and all outstanding stock options granted under our 2006 Plan and/or our Directors Plan will vest on an accelerated pro-rata monthly basis, including full credit for partial months elapsed. In addition, with respect to stock option vesting, each director will be credited with one additional month of service for each month of service completed, up to a maximum of 24 additional months of service credit.

OUR EXECUTIVE OFFICERS

The following table sets forth information, as of March 31, 2009, about our executive officers followed by their biographies:

Name	Age	Position
Donald E. Brown, M.D.	53	Chairman of the Board, President and Chief Executive Officer

Gary R. Blough	53	Executive Vice President, Worldwide Sales

William J. Gildea III	42	Vice President, Business Development

Stephen R. Head	55	Chief Financial Officer, Vice President, Finance and Administration, Secretary and Treasurer

Pamela J. Hynes	47	Vice President, Worldwide Customer Services

Joseph A. Staples	49	Senior Vice President, Worldwide Marketing

Donald E. Brown, M.D. co-founded Interactive Intelligence in October 1994 and has served as our Chief Executive Officer since April 1995 and President since inception. This is the third software company founded by Dr. Brown. Dr. Brown also serves as our Chairman of the Board, a position he has held since July 1998. Dr. Brown has been a director since our inception. In March 1988, Dr. Brown co-founded Software Artistry, Inc. (“Software Artistry”), a developer of customer support software that became a public company in March 1995 and was subsequently acquired by IBM in January 1998. At Software Artistry, Dr. Brown served as Chief Executive Officer and director from inception through September 1994. Dr. Brown’s first software company was acquired by Electronic Data Systems, Inc. in September 1987. Dr. Brown graduated from the Indiana University School of Medicine. He also holds two additional degrees from Indiana University, a M.S. in Computer Science and a B.S. in Physics.

Gary R. Blough has served as our Executive Vice President, Worldwide Sales since July 2004. Mr. Blough served as our Vice President of Sales for Europe, the Middle East and Africa from January 2002 to July 2004 and previously served as our Area Director and Vice President of Sales for Western U.S. and Latin America since joining us in February 1997.  From January 1992 to February 1997, Mr. Blough held various sales positions at Software Artistry, including Manager of Western Region Sales.  From January 1990 to December 1991, Mr. Blough was Director of Sales for On-Line Software, a developer of programmer productivity tools.  Mr. Blough has a B.S. degree in Marketing from Virginia Polytechnic Institute and State University.

William J. Gildea III has served as our Vice President, Business Development since March 2008.  Prior to joining us, Mr. Gildea was a sell-side financial analyst covering the communications technology industry at Janney Montgomery Scott from April 2004 to February 2008 and an associate analyst at Wachovia Securities from April 2000 to March 2004.  Mr. Gildea started his career as a communications attorney in private practice in Washington, D.C. from October 1993 to June 1998.  Mr. Gildea holds a B.A. from William & Mary, a J.D. from Catholic University, and an M.B.A. from the University of North Carolina.

Stephen R. Head has served as our Chief Financial Officer, Vice President of Finance, Secretary and Treasurer since joining us in November 2003 and our Vice President of Finance and Administration since February 2004. Mr. Head previously served as Chief Financial Officer of Gilian Technologies Ltd. (now Breach Security, Inc.), a Web security applications developer, from 2001 to 2003. Prior to Gilian Technologies, Mr. Head was Senior Vice President, Finance and Administration from 1999 to 2001 at planetU, Inc., an e-commerce company serving the consumer packaged goods industry, which was acquired by Transora in December 2000. Other financial roles Mr. Head has held in the software industry include Vice President, Finance and Administration and Chief Financial Officer at Made2Manage Systems, Inc. (now Consona Corporation), and Vice President, Finance and Chief Financial Officer of Software Artistry. Mr. Head began his career in public accounting at KPMG LLP. He has also served in positions in private industry. Mr. Head is a graduate of Indiana University, where he received both an M.B.A. and B.S. in Business with a concentration in Accounting.

Pamela J. Hynes has served as our Vice President, Worldwide Customer Services, which includes Educational Services, Technical Support Services, Professional Services and Communication as a Service, since October 2004.  From 2006 to 2008, Ms. Hynes resided in the United Kingdom and worked to grow our services presence internationally.  Ms. Hynes served as our Vice President, Customer Loyalty from September 2003 to October 2004 and our Vice President, Client Services, the Americas and Europe, the Middle East and Africa from July 2001 until September 2003. Ms. Hynes served as our Vice President, North American Client Services from September 1999 until July 2001 and prior to that as our Director of Client Services since joining us in November 1996. Ms. Hynes was an Account Manager at Software Artistry from July 1996 to October 1996 and the Support Services Manager of Software Artistry from August 1992 to July 1996. Prior to August 1992, she served in a number of technical roles at Software Artistry, including Application Development, Technical Instructor and Field Engineer. Before joining Software Artistry, she served as Technical Support Engineer at American Financial Resources, a software development company. Ms. Hynes holds a B.S. degree in Management Information Systems from New Hampshire College.

  Joseph A. Staples has served as our Senior Vice President, Worldwide Marketing since joining us in January 2005. Prior to joining us, Mr. Staples was the principal of FirstLight Marketing, a marketing services company. For the six years prior to that, Mr. Staples was Executive Vice President of Corporate Marketing at Captaris, Inc., a provider of business communication solutions. Previously, Mr. Staples was the Vice President of Marketing for Callware Technologies, Inc., a provider of unified messaging software. He was also employed by Novell, Inc., in management positions over a five year period.  Mr. Staples is an alumnus of Brigham Young University and earned a bachelor's degree in business administration from the University of Phoenix with an emphasis in Marketing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As required by Items 403(a) and (b) of Regulation S-K, the following table sets forth, as of March 31, 2009, information about the beneficial ownership of our common stock by 5% or greater beneficial owners and ownership of management, including each of our incumbent directors and director nominees, our named executive officers and all executive officers and directors as a group. Except as otherwise indicated below, the individual or entity owns such common stock directly with sole investment and sole voting power. For each of our named executive officers and directors, the following table also includes options to purchase shares of our common stock that are exercisable on or within 60 days after March 31, 2009.

5% or Greater Beneficial Owners:
Name and Address of Beneficial Owner**	Amount and Nature of Beneficial Ownership		Percent of Class
Bares Capital Management, Inc. 221 W. 6th Street, Suite 1225 Austin, TX 78701	2,363,168	(1)	13.9	% (1)

Officer and Director Stock Ownership:
Name of Beneficial Owner	Shares (2)		Options (3)	Total Beneficial Ownership	Percent of Class
Directors
Edward L. Hamburg, Ph.D.	--		35,556	35,556	*

Michael C. Heim	--		7,000	7,000	*

Mark E. Hill	55,000	(4)	36,114	91,114	*

Samuel F. Hulbert, Ph.D.	--		40,282	40,282	*

Richard A. Reck	10,000		27,000	37,000	*

Named Executive Officers
Donald E. Brown, M.D.**	4,188,459		498,700	4,687,159	26.8%

Stephen R. Head	30,500	(5)	144,911	175,411	1.0%

Gary R. Blough	59,977		201,780	261,757	1.5%

Pamela J. Hynes	18,716	(6)	45,693	64,409	*

Joseph A. Staples	3,000		82,500	85,500	*

Directors and Executive Officers as a Group
All Directors and Executive Officers as a Group (11 persons)	4,370,297		1,126,240	5,496,537	30.4%
_________________________

*	Indicates ownership of less than one percent of the outstanding shares of our common stock.

**      As discussed above, Dr. Brown is our Chairman of the Board, President and Chief Executive Officer and a beneficial owner of more than 5% of our outstanding common stock. Therefore, information pertaining to his beneficial ownership of our common stock is presented once as a named executive officer.

(1)  Information based solely on a Schedule 13G/A filed by such shareholder with the SEC on January 12, 2009, indicating beneficial ownership as of
          December 31, 2008. The shareholder is an investment adviser and has sole power to vote or direct the vote and dispose or direct the disposition of
          52,355 shares, and shares the power to vote or direct the vote and dispose or direct the disposition of 2,310,813 shares. This includes the shares beneficially owned by Duke University and the Employees' Retirement Plan of Duke University reflected in the Schedule 13G filed by Duke
          University, the Duke Endowment and the Employees' Retirement Plan of Duke University on October 27, 2008.

(2) Represents the number of shares beneficially owned, excluding shares which may be acquired through the exercise of stock options.

(3) Represents shares which may be acquired through the exercise of stock options as of March 31, 2009 or within 60 days after that date.

(4)  Includes 27,500 shares held indirectly by a grantor retained annuity trust account in Mr. Hill's name and 27,500 shares held indirectly by a grantor retained annuity trust account in his wife’s name.

(5) Includes 550 shares held by his children, over which Mr. Head disclaims beneficial ownership.

(6) Includes 1,900 shares held by her children, over which Ms. Hynes disclaims beneficial ownership.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report

We, the Compensation Committee, have reviewed and discussed the following “Compensation Discussion and Analysis” section of this proxy statement with Interactive Intelligence’s management. Based on our review and discussions, we recommended to the Board of Directors that the following “Compensation Discussion and Analysis” section be included in this proxy statement on Schedule 14A and incorporated by reference into Interactive Intelligence’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.

Submitted by the Compensation Committee

Mark E. Hill, Chairman
Samuel F. Hulbert
Richard A. Reck

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis supplements the more detailed information concerning executive compensation that appears in the tables and the narrative discussion that follows the tables.  Our goal is to provide our current and potential shareholders and the investing public with a better understanding of our executive compensation practices and the decisions made concerning the compensation payable to our executive officers, including the persons named in the Summary Compensation Table, who are our named executive officers, which appears on page 24.

The Compensation Committee of our Board of Directors, referred to in this section as the committee, plays a key role in designing and administering our executive compensation program.  All principal elements of compensation paid to our executive officers are subject to approval by the committee.  The report of the committee appears above.

Objectives of Our Compensation Programs

We believe we have assembled a strong executive management group comprised of certain individuals that have been with us for many years and all of whom have extensive experience with other companies in the software industry.  This combination of different experiences allows us to continue the innovations that have long been our core competence, while at the same time positioning us for future growth.

The purposes of our compensation programs are to retain our executives by designing compensation programs that are highly competitive with comparable positions within our industry and to align our executive officers’ compensation targets with our overall goals and shareholder interests.  We compensate our executive officers using a combination of salary, performance-based cash incentive compensation and stock option awards.  We attempt to combine these elements of compensation to maximize our executives’ contribution to our company to ultimately achieve our goal of maximizing shareholder value.

The committee determined our 2008 executive compensation with the following objectives in mind:

•
Compensation should be designed to reward employees for their individual performance as well as that of our company. To achieve this objective, many executives have compensation aligned with company objectives as well as individual objectives over which they control.

•
Compensation should be commensurate with comparable companies in the software industry.  We must attract and retain employees who may be recruited by other companies, so our compensation package should remain competitive. We achieve this objective by comparing our executive officers’ compensation with comparable positions within our peer group and/or industry.

•
We want to reward short-term accomplishments of our executive officers, while also focusing their efforts on the achievement of our long-term objectives. We achieve this objective by offering performance-based cash incentive compensation as well as stock option awards.

•
Our compensation program should align our executive officers’ objectives with those of our shareholders. We achieve this objective by setting corporate objectives based on our non-GAAP operating income targets, excluding the impact of compensation expense related to SFAS 123R, which we believe is a performance metric that our shareholders monitor and also rewards our executive officers for their efforts to attain profitability goals.

Review of Compensation Programs

The committee reviewed the compensation plans for each of our executive officers and made adjustments to each compensation plan for 2008. The changes were made to reflect the committee’s determination of the metrics that most effectively measure the performance of each individual executive officer. The changes were also based on the committee’s comparison of the salary, bonus and equity compensation packages of our executive officers with the most recently reported compensation packages of individuals holding the same or similar positions at the following peer companies that are comparable in size to us: Art of Technology AG, Sum Total Systems, Inc., RightNow Technologies, Inc., Ultimate Software, Emageon, Inc., TeleCommunications Systems, Inc., Pegasystems, Inc., Actuate Corporation, 3D Systems, Inc., Midway Home Entertainment, Inc., Blackboard, Inc., Blackbaud, Inc., Tyler Technologies, Inc., Convergys’ Intervoice, Inc. and Venint Systems, Inc.’s Witness Actionable Solutions. Those changes and the reasons for the changes are described in more detail below under the sections “Elements of our Compensation Programs -- Annual Base Salary” and “-- Performance-Based Cash Incentive Compensation”.

Role of Management in Compensation

Dr. Brown, our Chief Executive Officer, provides the committee with recommendations on the compensation of our executive officers. These recommendations are presented by Dr. Brown, with the assistance of Mr. Head, our Chief Financial Officer (collectively referred to in this Compensation Discussion and Analysis as “management”), taking into account such factors as compensation history, tenure, responsibilities, leadership qualities, market data for comparable positions at companies within our peer group and/or industry, retention concerns and the need to maintain consistency within the organization.  The committee gives significant consideration to the recommendations of Dr. Brown, but also considers the committee’s own review of our executive officer compensation packages compared to those for comparable positions at companies in our peer group.  The final compensation decisions affecting our executive officers are within the committee's discretion.  The committee is also responsible for reviewing the performance of Dr. Brown and Mr. Head, without their participation, and determines their compensation.

Elements of our Compensation Programs

Our compensation programs are comprised of three major elements: (i) annual base salary; (ii) performance-based cash incentive compensation; and (iii) long-term stock-based incentive compensation, each of which is described below.

Annual Base Salary

We use base salary to provide an appropriate level of fixed compensation that will promote executive recruitment and retention.  The annual base salary for each of our named executive officers is set on the basis of business responsibilities, personal performance during the prior year against established targets and leadership qualities.  In setting base salaries for 2008, management and the committee also reviewed the market data on comparable positions at other companies in our peer group, which was compiled by management, and took into consideration the operating results that we reported in 2007.  Based on their reviews, on February 1, 2008, management recommended, and the committee approved, the following base salaries for our named executive officers, effective January 1, 2008:

Named Executive Officer	2008 Base Salary	Percentage Increase from 2007
Donald E. Brown, M.D.	$350,000	7.7%

Stephen R. Head	235,000	9.3%

Gary R. Blough	210,000	5.0%

Pamela J. Hynes	185,000	5.7%

Joseph A. Staples	220,000	2.3%

Performance-Based Cash Incentive Compensation

Each year, management recommends the targets for each named executive officer, which is presented to the committee for its review and approval.  The performance targets for our named executive officers, which are set forth below, were developed based on our 2007 financial performance and the expected growth of our business during 2008. The individual performance targets were aligned with the named executive officer’s areas of responsibility, within which he or she has the authority to effect change. The company performance award targets were designed to align our named executive officers’ objectives with those of our shareholders and are intended to maximize shareholder value.  Each of our named executive officer’s performance awards (both individual and company related) are paid to each individual after the committee's determination that, based on our financial results, the respective target has been achieved and the financial statements have been approved for issuance by our Audit Committee.  The following performance-based cash incentive compensation awards were established for 2008 for our named executive officers:

  Company Performance Award.  Each named executive officer’s compensation package in 2008, except Mr. Blough's, included a company performance award.  This award was designed to be paid to our named executive officers for achieving targeted operating income (excluding stock option expense related to SFAS 123R) (“operating income”) results.  The committee designed this award to align our named executive officers’ interests with those of our shareholders by rewarding the named executive officers for their efforts to attain growth and profitability goals.

       Company performance awards were to be paid quarterly to Messrs. Head and Staples upon achieving the quarterly operating income targets and annually to Dr. Brown and Ms. Hynes upon achieving the annual operating income target. Dr. Brown had an annual potential payout of $185,000 if our 2008 annual operating income target was achieved. Ms. Hynes had an annual potential payout of $5,000 if our 2008 annual operating income target was achieved. The committee determined that based on their respective positions and related responsibilities, Dr. Brown and Ms. Hynes’ performance was best measured over a full year of company results.  Messrs. Head and Staples were eligible to receive an award of $10,000 per quarter in 2008 if our quarterly operating income targets were met. Mr. Head was eligible to receive an additional annual award of $20,000 if our 2008 annual operating income target was met and our Sarbanes-Oxley Act audit was completed successfully without any identified material weakness. Mr. Staples was also eligible to receive an additional annual award of $15,000 if our 2008 annual operating income target was achieved.

  Quarterly operating income targets, based in part on our 2008 budget, were recommended by management and submitted to the committee for its review and approval. The annual target was set based on approximately

26% growth in operating income. The result was an annual target of $13.2 million. There was no carryover of awards from quarter to quarter if the award was not earned in a particular quarter. The quarterly and annual operating income targets approved by the committee for 2008 were as follows:

Time Period	Operating Income Target (in millions)
1st Quarter	$2.3

2nd Quarter	3.0

3rd Quarter	3.3

4th Quarter	4.6

Annual	$13.2

  The quarterly and annual operating income targets were subject to change based on material external events at the discretion of Dr. Brown, subject to the approval of the committee, but no such changes were made in 2008.  The operating income target was met by Messrs. Head and Staples during the first quarter of 2008. No additional quarterly or annual operating income targets were met during 2008.

  Superior Achievement Award.  This annual award was designed to be paid to each of our named executive officers if we achieved annual operating income in excess of the annual operating income target of $13.2 million set forth above.  The committee designed this award to align our named executive officers’ interests with those of our shareholders by rewarding our named executive officers for their efforts to improve efficiency in all aspects of our business and to attain growth and profitability goals.

  Subject to exceeding the 2008 annual operating income target, our named executive officers each had the opportunity to receive a certain percentage of the excess amount, as follows:

Named Executive Officer	Superior Achievement Award Excess Percentage
Donald E. Brown, MD	2.40%

Stephen R. Head	0.90%

Gary R. Blough	0.90%

Pamela J. Hynes	0.70%

Joseph A. Staples	0.70%

  No superior achievement awards were earned in 2008, as our annual operating income did not exceed the $13.2 million target.

  Operating Margin Performance Award.  Under this award (called the expense control performance award in 2007), Mr. Head was eligible to receive $10,000 per quarter, based upon achieving the quarterly operating margin percentage targets set forth below, which are calculated by dividing operating income by total revenues. This award was designed to manage our operating margin, which, as Chief Financial Officer, is one of Mr. Head's primary responsibilities. There was no carryover of awards from quarter to quarter if the award was not earned in a particular quarter.

Time Period	Operating Margin Performance Award Target Percentage
1st Quarter	8.0%

2nd Quarter	9.0%

3rd Quarter	10.0%

4th Quarter	12.5%

  The quarterly operating margin performance target was met for the first quarter of 2008. The remaining quarterly targets were not met during 2008.

  Orders Performance Award. Under this award, Mr. Staples was eligible to receive $10,000 per quarter if the gross profit on global product orders throughout the worldwide sales organization met certain targets or the gross profit of year-to-date orders met certain targets. The committee established this award, based on management’s recommendation, to encourage Mr. Staples to oversee an innovative and effective marketing campaign to increase our brand recognition and positively increase orders from customers and partners across all regions.  This award differed from the orders performance award Mr. Staples was eligible to receive in 2007 because it focused on total orders (orders from existing and new customers) throughout our worldwide sales organization rather than solely on new orders. The committee felt this was a better measure of Mr. Staples' performance as our marketing efforts are directed towards new and existing customers. Mr. Staples did not meet any of the quarterly or year-to-date gross profit targets during 2008.

  Services Revenue Award.  The committee established this award, based on management’s recommendation, for Ms. Hynes, who is responsible for services revenue and the profitability of those services, which is a significant portion of our total revenues. The committee believed that this award would focus Ms. Hynes’ efforts on maximizing our services revenue and profitability.

  Under this award, Ms. Hynes was eligible to receive $15,000 per quarter if quarterly targets for services revenue and gross margin (excluding stock option expense related to SFAS 123R) were achieved. There was no carryover of the awards from quarter to quarter if the award was not earned in a particular quarter. The quarterly services revenue and gross margin targets for 2008 were as follows:
Time Period	Services Revenue Target (in millions)	Services Gross Margin Target Percentage
1st Quarter	$15.0	60.0%

2nd Quarter	16.0	60.0%

3rd Quarter	17.0	60.0%

4th Quarter	18.0	60.0%

  None of the quarterly services revenue or gross margin targets were met during 2008.

  Sales Performance Award. Under this award, Mr. Blough was eligible to receive an award on new named customer orders, add-on orders and Professional Services Organization and education orders during 2008. The committee established this award to motivate Mr. Blough to increase the gross profit of orders for product solutions and professional and educational services. Mr. Blough earned $158,506 in sales performance awards during 2008.

     See the Summary Compensation Table on page 24 for further details on the performance-based cash incentive compensation earned by our named executive officers during 2008 under each of these awards.

     Long-Term Stock-Based Incentive Compensation

In addition to granting performance-based cash incentive compensation, management and the committee continue to view stock options as a way to motivate our executive officers and retain key employees for the long-term by aligning their goals with those of our shareholders. Prior to 2007, stock options were granted to our executive officers after the performance measure was achieved and/or exceeded.  If the company and/or individual performance targets were met, an executive officer would not recognize any benefit from any increased stock performance related to their efforts during that period because the option was not granted until after the performance measure was achieved.  In 2007 and 2008, the committee approved the grants of stock options to our executive officers within the first two months of the fiscal year, subject to cancellation if the specified performance targets for the year were not achieved. Management and the committee believe this approach serves to promote superior performance because the holder benefits from any increase in the value of underlying shares of the options during the period during which they met their performance targets. At its

February 1, 2008 meeting, the committee, based on discussions with management, approved the following option grants to each of our named executive officers related to company and/or individual performance for 2008:

Named Executive Officer	Number of Shares Underlying Options
Donald E. Brown, M.D.	50,000

Stephen R. Head	30,000

Gary R. Blough	35,000

Pamela J. Hynes	25,000

Joseph A. Staples	25,000

        The stock options awarded to each of our named executive officers were granted at an exercise price of $16.38 per share, the closing price of our common stock, as reported by The NASDAQ Global Market, on January 31, 2008, the business day immediately preceding the grant date, in accordance with the provisions of our 2006 Plan.  If not cancelled, these stock options vest in four equal annual installments beginning on January 1, 2010.

These stock options were subject to full cancellation if we did not achieve the $13.2 million annual operating income target set forth under “Performance-Based Cash Incentive Compensation—Company Performance Award.” The annual operating income target for 2008 was not met and, therefore, all of the stock options listed above were cancelled. For more information regarding the stock option awards that were granted to our named executive officers during 2008, see the Grants of Plan-Based Awards table on page 27.

The committee has the ability to make grants of stock options to other designated key employees to reward them for their contributions on an annual basis.  Dr. Brown presented a list of employees that he recommended to receive these options on February 1, 2008 and the committee approved the grants of these options. In addition, the committee approves a set number of stock options on a quarterly basis for Dr. Brown to grant at his discretion to employees (with the exception of executives). Typically the options, if granted, are used to compensate new hires or employees who, in Dr. Brown’s discretion, are deserving of an award based on their performance.

Total Direct Compensation

In making executive compensation decisions, the committee focuses on the “total direct compensation” that an executive officer will receive annually.  This consists of salary and performance-based incentive compensation, including the value of option awards granted with respect to performance for that year. The committee does not have a specific policy for allocating the amount of compensation among the pay elements (short versus long-term or cash versus equity-based compensation), but seeks to target each executive officer's total compensation opportunity to the level the committee considers market competitive and reflective of individual performance.

Some of the cash incentives and option awards with respect to performance in a given year are paid or granted in the following year.  Under the SEC's rules, cash incentive payments earned in a given year but paid the following year are reflected in the Summary Compensation Table in the year earned.  However, option awards earned in one year but granted in a subsequent year are not reflected in the Summary Compensation Table until the year in which they are granted.  The amounts of total direct compensation paid to our named executive officers for 2008, 2007 and 2006 are shown in the Supplemental Table on page 26.  This table illustrates the committee's calculation of total direct compensation earned during 2008, 2007 and 2006, regardless of when the cash incentive payments were paid or when the option awards were granted and takes into account any stock option grants in 2008, 2007 and 2006 that were cancelled in the subsequent year.

Benefits Available to Executive Officers and All Other Employees

Retirement and Health and Welfare Benefits

We have never had a traditional or defined benefit pension plan.  We maintain a 401(k) Savings Plan (the “401(k) Plan”) to provide retirement benefits for substantially all of our North American employees.  Participants in the 401(k) Plan may elect to contribute up to 50% of their pre-tax annual compensation to the 401(k) Plan, subject to applicable Internal Revenue Service (“IRS”) limits and regulations. Participants may also contribute amounts representing qualified rollovers from other qualified benefit plans. At our discretion, we may also make company matching contributions to the 401(k) Plan.

Subject to us achieving specified operating income targets, we make an annual company matching contribution to eligible participants, including our named executive officers, up to 25% of the first 4% of the participants’ pre-tax compensation contributed to the 401(k) Plan.  If an additional operating income target is met, we make an annual matching contribution to eligible participants up to 25% of the first 8% of the participants’ pre-tax compensation contributed to the 401(k) Plan. We met the first performance target during 2008, and each eligible participant received a company matching contribution up to 25% of the first 4% of the participant's pre-tax compensation contributed to the 401(k) Plan.

The company matching contribution vests in equal installments over four years based on the initial date of the participant’s employment. For an eligible participant who has worked for us for four or more years at the time of the contribution, the contribution is 100% vested. The company matching contributions we made to the 401(k) Plan accounts of our named executive officers are shown in the All Other Compensation column of the Summary Compensation Table on page 24.

Although we have not expressed any intent to terminate the 401(k) Plan, we have the option to do so at any time subject to the provisions of the Employee Retirement Income Security Act of 1974. Upon termination of the 401(k) Plan, either full or partial participants, including our named executive officers, become fully vested in their entire account balances.

All of our executive officers, including our named executive officers, are also eligible to participate in other employee benefit plans that are generally available to all of our employees, including our Employee Stock Purchase Plan and life and health insurance programs.  The committee believes that these additional plans are competitive with benefits offered by the other companies in our peer group.

Perquisites

Certain of our executive officers and employees may be entitled to receive perquisites, as defined in their respective employment agreements. There were no perquisites, individually or in the aggregate, that exceeded $10,000 that were given to any director or executive officer during 2008.

Employment Agreements and Change-of-Control Arrangements

We have employment agreements with Messrs. Head, Blough and Staples and Ms. Hynes.  The employment agreements for Messrs. Head and Staples and Ms. Hynes provide for severance payments if they are terminated by us for any reason other than for cause.  In addition, we have change-of-control and retention agreements with Messrs. Head, Staples and Blough and Ms. Hynes.  These change-of-control agreements are intended to maintain continuity of management, particularly in the context of a transaction in which we undergo a change of control.  These agreements are "double triggered", which means that an executive officer is only entitled to severance payments if (1) we experience a change of control, as defined in the agreement, and (2) the executive officer's employment is terminated by us other than for cause or if the executive officer resigns for good reason. For a more detailed description of the material terms of these agreements, see “Employment Agreements and Post-Termination and Change-of-Control Arrangements—Employment Agreements” and“—Change-of-Control and Retention Agreements” beginning on page 31.

Other Benefits and Reimbursements

  Our Board of Directors has adopted a travel policy whereby Dr. Brown is permitted for business travel to fly private aircraft within certain limitations. Dr. Brown is one of our most frequently traveled senior executive officers and is often required to travel on extremely short notice and to areas that have limited access to commercial flights. Dr. Brown is reimbursed for expenses incurred in the operation of his privately owned aircraft when used for company business, provided such expenses do not exceed the rate charged for equivalent third party travel. Because the reimbursement is for business travel only that is integrally and directly related to the performance of his duties, our reimbursement is not considered a perquisite. For further details, see "Certain Relationships and Related Person Transactions" on page 40.

Tax Deductibility Under Code Section 162(m) and Other Related Issues

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) eliminates, subject to certain exceptions, the deductibility of compensation paid to certain executives to the extent their compensation for any year exceeds $1,000,000. Exceptions to amounts included in executive compensation for purposes of Section 162(m) involve various types of “qualifying performance based” compensation (i.e. compensation paid only if the individual's performance meets pre-established objective goals based on performance criteria approved by the committee under plans that have been approved by our shareholders). Currently, our compensation levels for all of our executive officers fall below $1,000,000. In the event that in the future the annual remuneration of any of our executive officers approaches $1,000,000, the committee will consider the various alternatives to preserving the deductibility of compensation payments to the extent reasonably practicable and consistent with our compensation objectives.

The Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws.  At this time, the committee has not adopted any additional forfeiture provisions for incentive compensation.

Executive Compensation Tables and Narratives

The Summary Compensation Table appearing below sets forth information regarding the compensation paid and/or awarded to each of our named executive officers for the years ended December 31, 2008, 2007 and, where appropriate, 2006. For a more thorough discussion of our executive compensation practices, refer to our “Compensation Discussion and Analysis” beginning on page 16.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary (1)		Option Awards (2)	Non-Equity Incentive Plan Compensation (3)		All Other Compensation (4)	Total
Donald E. Brown, M.D. Chairman, President and Chief Executive Officer	2008	$350,000		$342,614	$--		$2,300	$694,914
	2007	325,000		489,966	174,486		2,250	991,702
	2006	300,000		261,130	224,704		--	785,834

Stephen R. Head Chief Financial Officer, Vice President of Finance and Administration, Secretary and Treasurer	2008	235,000		165,581	20,000		2,300	422,881
	2007	215,000		232,608	70,794		2,250	520,652
	2006	200,000		125,418	94,298		--	419,716

Gary R. Blough Executive Vice President, Worldwide Sales	2008	210,000		187,868	158,506		2,300	558,674
	2007	200,000	(5)	263,476	207,921	(5)	2,250	673,647
	2006	200,000	(5)	174,866	193,980	(5)	--	568,846

Pamela J. Hynes Vice President, Customer Services	2008	185,000		108,635	--		2,300	295,935
	2007	175,000		130,494	34,346		2,250	342,090

Joseph A. Staples Senior Vice President, Worldwide Marketing	2008	220,000		221,094	10,000		2,300	453,394
	2007	215,000		220,790	65,794		2,250	503,834
	2006	200,000		83,500	89,384		--	372,884
_________________________
(1) Includes the base salary earned by each named executive officer during the respective year.

(2)   The amounts in this column represent the aggregate compensation cost recognized during the respective year in accordance with SFAS 123R (except the estimated forfeitures related to service-based vesting conditions are disregarded) of stock options held by our named executive officers, and therefore includes options granted during and prior to the respective year. For the valuation assumptions used to determine these amounts for 2008, 2007 and
           2006, refer to Note 6 of Notes to Consolidated Financial Statements in our Annual Reports on Form 10-K for the years ended December 31, 2008, 2007 and 2006, respectively. As discussed in “Compensation Discussion and Analysis–Elements of our Compensation Programs -- Long-Term Stock-
           Based Incentive Compensation", in 2008, the committee approved the grants of stock options to our executive officers within the first two months of the fiscal year, subject to cancellation if the specified performance targets for the year were not achieved. The performance targets for 2008 were not met and the 2008 stock options were cancelled. As a result, the aggregate compensation cost related to these options was not included in the amounts for 2008.

(3)   The amounts in this column represent the aggregate dollar value of performance-based cash incentives earned with respect to performance in the respective year, regardless of when actually paid.  Each performance-based cash incentive award for 2008 is described in more detail in
           “Compensation Discussion and Analysis–Elements of our Compensation Programs–Performance-Based Cash Incentive Compensation”.
            The amounts awarded to each named executive officer under his or her 2008, 2007 and, if applicable,  2006 compensation programs include:

Named Executive Officer	Company Performance Award	Superior Achievement Award	Individual Performance Awards (a)		Total Non-Equity Incentive Plan Compensation
Donald E. Brown, M.D.
2008	$--	$--	$--		$--
2007	160,000	14,486	--		174,486
2006	141,656	83,048	--		224,704

Stephen R. Head
2008	10,000	--	10,000		20,000
2007	30,000	5,794	35,000		70,794
2006	37,775	41,523	15,000		94,298

Gary R. Blough
2008	--	--	158,506		158,506
2007	--	5,794	202,127	(5)	207,921	(5)
2006	--	--	193,980	(5)	193,980	(5)

Pamela J. Hynes
2008	--	--	--		--
2007	18,000	4,346	12,000		34,346

Joseph A. Staples
2008	10,000	--	--		10,000
2007	30,000	5,794	30,000		65,794
2006	37,775	16,609	35,000		89,384
_________________

(a) Individual performance awards include the following:

•	Mr. Head received an operating margin performance award in 2008, an expense control performance award in 2007 and a collections performance award in 2006.

•	Mr. Blough received a sales performance award in 2008, 2007 and 2006. He also received a quarterly quota achievement award in 2006.

•	Ms. Hynes received a services revenue award in 2007.

•	Mr. Staples received a new orders gross profit quota achievement award in 2007 and a Vonexus gross profit quota achievement award in 2006.

(4) The amounts in this column represent the company matching contribution for 2008 made to each named executive officer's account under our 401(k) Plan.

(5)       For 2008, the committee determined that the sales performance award Mr. Blough received was non-equity incentive plan compensation rather than commissions. As a result, $202,127 in 2007 and $173,980 in 2006 was reclassified and was included in the "Non-Equity Incentive Plan Compensation"
            column rather than the "Salary" column for the respective year. This did not affect Mr. Blough's total compensation for any year.

SUPPLEMENTAL TABLE Total Direct Compensation Earned (1)
Named Executive Officer	Year	Salary	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Total Direct Compensation
Donald E. Brown, M.D.	2008	$350,000	$--	$--	$350,000
	2007	325,000	473,962	174,486	973,448
	2006	300,000	495,284	224,704	1,019,988

Stephen R. Head	2008	235,000	--	20,000	255,000
	2007	215,000	236,981	70,794	522,775
	2006	200,000	275,158	94,298	569,456

Gary R. Blough	2008	210,000	--	158,506	368,506
	2007	200,000	331,773	207,921	739,694
	2006	200,000	302,735	193,980	696,715

Pamela J. Hynes	2008	185,000	--	--	185,000
	2007	175,000	197,232	34,346	406,578

Joseph A. Staples	2008	220,000	--	10,000	230,000
	2007	215,000	236,981	65,794	517,775
	2006	200,000	275,158	89,384	564,542
_________________________

(1)  Total direct compensation consists solely of salary, performance-based cash incentive compensation and stock-based incentive compensation and did not include all elements of compensation shown in the Summary Compensation Table.

(2)  Represents the aggregate grant date fair value of options awarded with respect to performance in the respective year, regardless of when actually granted, in accordance with SFAS 123R. For valuation assumptions used to determine the value of options granted to each named executive officer during 2008,
          2007 and 2006, refer to Note 6 of Notes to Consolidated Financial Statements in our Annual Reports on Form 10-K for the years ended December 31, 2008,
           2007 and 2006, respectively. As the specified performance targets were not met during 2008, the option awards granted in 2008 were cancelled.

(3) Represents the aggregate dollar value of performance-based cash incentives earned with respect to performance in the respective year, regardless of when actually paid.

GRANTS OF PLAN-BASED AWARDS
Named Executive Officer	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)		Estimated Possible Payouts Under Equity Incentive Plan Awards Target (#)		Exercise Price of Option Awards (2) ($/Sh)	Closing Market Price on Date of Grant (2) ($/Sh)	Grant Date Fair Value of Option Awards (3) ($)
Donald E. Brown, M.D.	2/1/2008	$--		50,000	(4)	16.38	17.13	427,000
	--	185,000	(5)	--		--	--	--
	--	45,000	(6)	--		--	--	--

Stephen R. Head	2/1/2008	--		30,000	(4)	16.38	17.13	256,200
	--	60,000	(5)	--		--	--	--
	--	16,875	(6)	--		--	--	--
	--	40,000	(7)	--		--	--	--

Gary R. Blough	2/1/2008	--		35,000	(4)	16.38	17.13	298,900
	--	16,875	(6)	--		--	--	--
	--	201,000	(8)	--		--	--	--

Pamela J. Hynes	2/1/2008	--		25,000	(4)	16.38	17.13	213,500
	--	5,000	(5)	--		--	--	--
	--	13,125	(6)	--		--	--	--
	--	60,000	(9)	--		--	--	--

Joseph A. Staples	2/1/2008	--		25,000	(4)	16.38	17.13	213,500
	--	55,000	(5)	--		--	--	--
	--	13,125	(6)	--		--	--	--
	--	40,000	(10)	--		--	--	--
______________________

(1) For 2008, our Compensation Committee granted stock options to our named executive officers on February 1, 2008. The approval date and the grant date for the 2008 option grants were the same.

(2)  The exercise price of our stock option awards is the closing price of our common stock as reported on The NASDAQ Global Market on the business day immediately preceding the date of grant, in accordance with the provisions of our 2006 Plan. Due to the terms of our 2006 Plan, it is possible that the exercise price could be less than the closing price of our common stock on the date of grant, as was the case for 2008.

(3)  Amounts in this column represent the aggregate grant date fair value of each option award in accordance with SFAS 123R. For the valuation assumptions used to determine the amounts, refer to Note 6 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K
          for the year ended December 31, 2008. As discussed in footnote 4, these stock options have been cancelled.

(4)  Amounts represent the number of shares underlying options granted to our named executive officers on February 1, 2008, which options were subject to cancellation if our 2008 annual operating income target was not met. The 2008 annual operating income target was not achieved, thus the 2008 options awarded to each of our named executive officers were cancelled.

(5)  Amounts represent the aggregate company performance award potential for Dr. Brown and Messrs. Head and Staples and Ms. Hynes. The first quarterly performance target was met by Messrs. Head and Staples. The second, third and fourth quarterly performance targets as well as the annual performance targets were not met by any named executive officer. As a result, Messrs. Head and Staples earned the following amount related to their respective company performance award for 2008: Mr. Head: $10,000; and Mr. Staples: $10,000.

(6)  Each of our named executive officers was eligible to receive a superior achievement award in 2008 calculated by taking the 2008 annual budgeted operating income (excluding stock option expense related to SFAS 123R), less the 2008 annual operating income target, and multiplying the difference by 2.4%, 0.9%, 0.9%, 0.7% and 0.7%, respectively. The 2008 annual operating income target was not met, and therefore, none of our named executive officers earned a superior achievement award.

(7)  Amount represents Mr. Head’s aggregate operating margin performance award potential.  The quarterly operating margin performance target was met for the first quarter of 2008. The remaining quarterly targets were not met during 2008. As a result, Mr. Head earned $10,000 related to this award.

(8) Amount consists of Mr. Blough’s aggregate sales performance award at target. Mr. Blough earned $158,506 related to this award in 2008.

(9) Amount represents Ms. Hynes’ aggregate services revenue award potential. The quarterly performance targets for 2008 were not met, so no amounts were earned related to this award in 2008.

(10) Amount represents Mr. Staples’ aggregate orders performance award potential. The quarterly performance targets for 2008 were not met, so no amounts were earned related to this award in 2008.

Narrative Discussion

Our Stock Option Plans

1995, 1999 and 2006 Plans

Our stock option plans, adopted in 1995, 1999 and 2006, authorize our Board or our Compensation Committee, as applicable, to grant incentive and/or nonqualified stock options, and, in the case of our 2006 Plan, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other stock-based awards. After adoption of our 2006 Plan, we no longer issue grants under any of the previous plans, but any shares subject to awards under our 1999 Stock Option and Incentive Plan (the “1999 Plan”) and our Directors Plan (collectively, the  “1999 Option Plans”) that were cancelled will be added to shares available under our 2006 Plan. The number of shares available under our 2006 Plan is subject to adjustment for certain changes in our capital structure. The exercise price of stock options granted under our 2006 Plan must not be less than the fair market value of our common stock at the date of grant, which is defined in our 2006 Plan as the closing market price of our common stock, as reported by The NASDAQ Global Market, on the business day immediately preceding the date of grant. Options granted under our 2006 Plan generally vest in equal annual installments over four years from the first anniversary of the grant date and have a life of six years, although vesting and option term is at the discretion of our Compensation Committee, as further limited by our 2006 Plan provisions.

For most options granted prior to 2005, the term of each option was ten years from the date of grant. In 2005, we began issuing options with a term of six years from the date of grant.

If an incentive stock option is granted to an employee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of our stock, the exercise price of the option may not be less than 110% of the market value per share on the date the option is granted and the term of the option shall be not more than five years from the date of grant.

The plans may be terminated by our Board at any time.

2000 Employee Stock Purchase Plan

At our 2000 Annual Meeting, our shareholders approved our 2000 Employee Stock Purchase Plan (our “2000 Purchase Plan”). A total of 500,000 shares of common stock were reserved for issuance under our 2000 Purchase Plan. At our 2005 Annual Meeting, our shareholders approved an amendment to our 2000 Purchase Plan, which increased the number of shares of our common stock available for issuance and purchase from 500,000 to 750,000. Our 2000 Purchase Plan permits eligible employees to acquire shares of our common stock through periodic payroll deductions of up to 20% of their total compensation up to a maximum of $1,000 per pay period. Prior to December 31, 2005, the price at which our common stock could be issued and purchased under our 2000 Purchase Plan was 85% of the lesser of the fair market value of our common stock on the first or last business day of the immediately preceding calendar quarter. As of January 1, 2006, our 2000 Purchase Plan was amended such that the price at which our common stock may be issued and purchased is 95% of the fair market value of our common stock on the purchase date of the stock, which is generally the first business day of the next calendar quarter. An eligible participant may set aside no more than $25,000 to purchase shares annually. In addition, participants who are executive officers may not purchase, in the aggregate, more than 50% of our common stock purchased under our 2000 Purchase Plan during a calendar year. The initial offering period commenced on April 1, 2000. A total of 24,501 shares of our common stock were issued and purchased during 2008 at an average price of $12.90. As of December 31, 2008, 197,677 shares were available for issuance under our 2000 Purchase Plan.

Our 2000 Purchase Plan was modified as of January 1, 2006 to ensure that it is considered non-compensatory under SFAS 123R. We have not recognized any stock-based compensation expense related to this plan.

Other

  For additional information regarding the cash and equity incentive awards reflected in the Grants of Plan-Based Awards table, see “Compensation Discussion and Analysis – Elements of Our Compensation Programs – Performance-Based Cash Incentive Compensation” and “– Long-Term Stock-Based Incentive Compensation”.

  For additional information regarding our employment agreements and our retention agreements with our named executive officers, see "Employment Agreements and Post-Termination and Change-of-Control Arrangements" beginning on page 31.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards (1)
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Grant Date	Option Exercise Price ($)	Option Expiration Date
Donald E. Brown, M.D.	5,000	--		--		--	14.38	4/2/2011
	5,000	--		--		--	8.70	7/26/2011
	90,000	--		--		--	5.99	12/26/2011
	12,053	--		--		--	5.80	2/11/2014
	12,500	--		--		--	3.09	6/10/2012
	21,250	--		--		--	2.51	7/1/2012
	21,250	--		--		--	3.17	11/12/2012
	21,250	--		--		--	3.00	2/20/2013
	22,420	--		--		--	2.90	8/13/2013
	26,977	--		--		--	4.24	11/19/2013
	15,000	--		--		--	3.35	4/23/2013
	100,000	--		--		--	5.61	2/13/2014
	15,000	--		--		--	5.72	5/19/2014
	15,000	--		--		--	3.56	8/18/2014
	15,000	--		--		--	4.31	12/14/2014
	11,250	3,750	(2)	--		2/17/2005	4.20	2/17/2011
	24,000	24,000	(2)	--		1/27/2006	5.17	1/27/2012
	15,000	--		--		--	5.80	2/11/2014
	11,250	33,750	(2)	--		2/9/2007	20.50	2/9/2013
	--	50,000	(3)	--		2/15/2007	17.28	1/1/2014
	--	--		50,000	(4)	2/01/2008	16.38	2/1/2015

Stephen R. Head	2,411	--		--		--	5.80	2/11/2014
	60,000	--		--		--	3.30	11/3/2013
	25,000	--		--		--	5.61	2/13/2014
	6,250	--		--		--	5.72	5/19/2014
	5,000	--		--		--	3.56	8/18/2014
	6,250	--		--		--	4.61	11/16/2014
	4,688	1,562	(2)	--		2/17/2005	4.20	2/17/2011
	10,000	10,000	(2)	--		1/27/2006	5.17	1/27/2012
	6,250	18,750	(2)	--		2/9/2007	20.50	2/9/2013
	--	25,000	(3)	--		2/15/2007	17.28	1/1/2014
	--	--		30,000	(4)	2/01/2008	16.38	2/1/2015

Gary R. Blough	25,000	--		--		--	5.99	12/26/2011
	4,000	--		--		--	3.09	6/10/2012
	108,080	--		--		--	5.84	7/2/2014
	5,000	--		--		--	3.15	4/3/2013
	9,525	3,175	(2)	--		2/17/2005	4.20	2/17/2011
	1,876	624	(2)	--		5/19/2005	4.84	5/19/2011
	1,875	625	(2)	--		8/17/2005	5.48	8/17/2011
	1,875	625	(2)	--		11/15/2005	5.19	11/15/2011
	13,750	13,750	(2)	--		1/27/2006	5.17	1/27/2012
	1,250	1,250	(2)	--		4/21/2006	9.52	4/21/2012
	1,250	1,250	(2)	--		7/21/2006	12.77	7/21/2012
	1,250	1,250	(2)	--		10/20/2006	17.21	10/20/2012
	5,625	16,875	(2)	--		2/9/2007	20.50	2/9/2013
	--	18,000	(3)	--		2/15/2007	17.28	1/1/2014
	--	--		35,000	(4)	2/01/2008	16.38	2/1/2015

Pamela J. Hynes	7,000	--		--		--	5.99	12/26/2011
	2,000	--		--		--	22.25	1/2/2011
	8,568	--		--		--	5.20	1/2/2014
	7,500	7,500	(2)	--		1/27/2006	5.17	1/27/2012
	2,500	2,500	(2)	--		2/17/2005	4.20	2/17/2011
	3,750	11,250	(2)	--		2/9/2007	20.50	2/9/2013
	--	17,500	(3)	--		2/15/2007	17.28	1/1/2014
	--	--		25,000	(4)	2/01/2008	16.38	2/1/2015

Joseph A. Staples	26,250	18,750	(2)	--		1/3/2005	4.36	1/3/2011
	12,500	12,500	(2)	--		1/27/2006	5.17	1/27/2012
	6,250	18,750	(2)	--		2/9/2007	20.50	2/9/2013
	--	25,000	(3)	--		2/15/2007	17.28	1/1/2014
	--	--		25,000	(4)	2/01/2008	16.38	2/1/2015

_________________________

(1)   Includes stock options to purchase shares of our common stock, granted at the closing price of our common stock, as reported on The NASDAQ Global
           Market, on (a) the date of grant for stock options granted prior to the adoption and approval of our 2006 Plan on May 18, 2006 or (b) the business day immediately preceding the date of grant for stock options granted under our 2006 Plan.

(2) Options become exercisable in four equal annual installments each year beginning on the first anniversary of the grant date.

(3) Options become exercisable in four equal annual installments each year beginning on January 1, 2009.

(4)   Represents the stock options granted to our named executive officers on February 1, 2008, which options were subject to cancellation if the specified performance targets for 2008 were not achieved. The specified performance targets for the named executive officers for 2008 were not met and, as a result, these options were cancelled.

OPTION EXERCISES

	Option Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)
Donald E. Brown, M.D.	67,500	$305,775

Stephen R. Head	--	--

Gary R. Blough	7,500	$60,525

Pamela J. Hynes	--	--

Joseph A. Staples	--	--
_________________________

(1)   The amounts in this column represent the pre-tax dollar value realized on exercise, calculated on the basis of the difference between the option exercise price and the market price of our common stock, as reported on The NASDAQ Global Market on the date of exercise, multiplied by the number of shares of our common stock underlying the stock option. These amounts do not represent the grant date fair value or recognized stock-based compensation expense disclosed elsewhere in this proxy statement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

  Securities authorized for issuance under our equity compensation plans as of December 31, 2008 are as follows:

Plan Category	A Number of securities to be issued upon exercise of outstanding options, warrants and rights		B Weighted average exercise price of outstanding options, warrants and rights	C Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by security holders (1)	3,300,565	(2)	$9.46	1,586,646	(3)
____________________

(1) Amount includes our 1995 Incentive Stock Option Plan, 1995 Nonstatutory Plan, 1999 Option Plans, 2000 Purchase Plan and 2006 Plan.

(2) The weighted average remaining life of these options was 4.0 years.

(3) Amount consists of 1,388,969 shares available for issuance under our 2006 Plan and 197,677 shares available for issuance and purchase under our 2000 Purchase Plan.

EMPLOYMENT AGREEMENTS AND POST-TERMINATION AND CHANGE-OF-CONTROL ARRANGEMENTS

Employment Agreements

On November 4, 1996, November 3, 2003, January 3, 2005 and May 26, 2006, we entered into Employment Agreements with Ms. Hynes and Messrs. Head, Staples and Blough, respectively. Ms. Hynes’ Employment Agreement was amended on February 23, 2000.

Each Employment Agreement contains non-competition, non-solicitation and non-disclosure provisions, which are in effect during the term of the agreement and for a defined period after the agreement is terminated. The non-disclosure provisions continue indefinitely after termination of employment. The non-competition and non-solicitation provisions continue for a period of 12 months after termination in the case of Mr. Staples, 18 months in the case of Mr. Head and Ms. Hynes and either 12 or 18 months in the case of Mr. Blough. If any of the aforementioned executives are terminated for cause or in the event they resign, they will receive their respective base salary and any other benefits which have been accrued and to which the executive is entitled, but will not receive any severance compensation. If any of the aforementioned executives, other than Mr. Blough, are terminated by us for any reason other than for cause, in addition to receiving all accrued salary and benefits to which the executives are entitled, they will also receive the following severance payments: one month of base salary in the case of Mr. Head and Ms. Hynes; and three months of base salary in the case of Mr. Staples.  If Messrs. Head and Staples and Ms. Hynes were terminated for any reason other than for cause as of December 31, 2008 (assuming no Change-of-Control under the Retention Agreements as discussed below), they would have been entitled to severance payments as follows: Mr. Head: $19,583; Mr. Staples: $55,000 and Ms. Hynes: $15,417. Mr. Blough’s Employment Agreement does not provide for any severance payments.

Change-of-Control and Retention Agreements

We entered into Change-of-Control and Retention Agreements (each, a “Retention Agreement”) on March 13, 2006 with Messrs. Head and Staples and Ms. Hynes and on May 26, 2006 with Mr. Blough. Under the terms of each Retention Agreement, in the event of a “Change-of-Control” (as defined below), if employment is terminated by us for any reason other than for “Cause” (as defined below) or as a result of the executive officer's disability or the executive officer resigns for “Good Reason” (as defined below), in each case during the period commencing on the date we publicly announce a definitive agreement that results in a Change-of-Control and ending on the date which is 18 months after the Change-of-Control, each of Messrs. Head, Staples and Blough and Ms. Hynes will be entitled (a) to receive a lump sum payment of all salary and accrued vacation earned through the date of termination, (b) to receive a lump sum payment for any cash incentive amounts attributable to any completed period for which a cash incentive was earned but unpaid on the date of termination and attributable to any uncompleted period for which a potential cash incentive award exists and was earned based on the level of performance achieved as of the date of termination, (c) to receive a lump sum cash severance payment equal to the lesser of his/her annual base salary or the prorated amount of salary he/she would have received had he/she remained an employee through the first anniversary date of the Change-of-Control, (d) to have accelerated the vesting of his/her unvested options to purchase our common stock and any other then unvested or restricted equity grants, in each case that would have become vested based solely on the passage of time (which excludes grants, the vesting of which is contingent upon specified performance criteria having been met) during the two year period following the date of termination of employment, (e) to receive a lump sum cash stipend equal to 12 times the monthly premiums pursuant to the continuation coverage requirements of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) (whether or not he/she actually elects COBRA continuation coverage), and (f) to receive coverage under our directors’ and officers’ insurance policy for 24 months following the termination of employment. The Retention Agreements also provide that if any amounts payable to Messrs. Head, Staples or Blough or Ms. Hynes under the Retention Agreement or otherwise would be subject to the excise tax or denial of deduction imposed by Sections 280G and 4999 of the Code, then the amounts payable will be reduced in order to avoid any such excess parachute payment.  The Retention Agreement provides that in the event the executive receives payments thereunder, he/she shall not be entitled to any other severance, benefits or other payments from us, including under his/her Employment Agreement or under our stock option plans.

The Retention Agreements provide for a 12-month non-solicitation period following the executive's termination upon a Change-of-Control.  In addition, in order to receive the severance benefits provided for by the Retention Agreements, the executive must provide us with a general release of any claims he/she may have against us, except with respect to any claims the executive may have to be indemnified by us.

 “Change-of-Control” is generally defined in the Retention Agreements as follows: (a) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of the “beneficial ownership” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of our securities representing fifty (50%) percent or more of (i) the then outstanding shares of our common stock, or (ii) the combined voting power of our then outstanding voting securities; provided, however, that acquisitions from or by us or one of our employee benefit plans, and acquisitions by Dr. Brown or a person controlled by him or upon his death, shall not constitute a Change-of-Control; (b) we are a party to a merger or consolidation which results in our voting securities outstanding immediately prior thereto failing to continue to represent at least fifty (50%) percent of the combined voting power of our voting securities or the surviving entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of our assets; (d) a change in the composition of our Board within any consecutive two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (meaning directors who either (i) were our directors as of the effective date of the Retention Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with an actual or threatened proxy contest related to the election of our directors); or (e) our dissolution or liquidation.

“Cause” means a good faith determination, on a reasonable basis, by not less than two thirds of the members of the Board that the executive:

•
willfully failed to follow the lawful written directions of the Board provided to the executive prior to such failure; provided that no termination for such Cause shall occur unless the executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of our intention to terminate the executive for Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice;

•
engaged in gross misconduct which is materially detrimental to us; provided that no termination for such Cause shall occur unless the executive: (i) has been provided with notice, specifying such gross misconduct in reasonable detail, of our intention to terminate the executive for Cause; and (ii) has failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice;

•
willfully failed to comply in any material respect with our Confidentiality and/or Proprietary Rights Agreement, insider trading policy, or any of our other reasonable policies, in each case provided, or reasonably made available, to the executive prior to such failure, where non-compliance would be materially detrimental to us; provided that no termination for such Cause shall occur unless the executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of our intention to terminate the executive for such Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice; or

•
has been convicted of a felony (other than a felony arising from a violation of a motor vehicle law) or a crime involving moral turpitude, or it has been determined by a court that he or she committed a fraud, against us or a fraud against any other person or entity that is materially detrimental to us.

“Good Reason” generally means the occurrence of any of the following conditions, without the executive officer’s written consent:

•
assignment to the executive officer of a title, position, responsibilities or duties that is not a substantive functional equivalent to the title, position, responsibilities or duties which the executive officer had immediately prior to the Change-of-Control;

•
a reduction in the executive officer’s base salary or target cash incentive opportunity in effect immediately prior to the Change-of-Control (subject to applicable performance requirements with respect to the actual amount of cash incentive compensation earned that are similar to the applicable performance requirements in effect immediately prior to the Change-of-Control);

•
our failure (i) to continue to provide the executive officer an opportunity to participate in any benefit or compensation plans provided to employees who held positions with us or our successor comparable to the executive officer’s position immediately prior to the Change-of-Control, or (ii) to provide the executive officer all other fringe benefits (or the equivalent) in effect for the benefit of any employee group which includes any employee who held a position with us or our successor comparable to the executive officer’s position immediately prior to the Change-of-Control;

•
requirements by us of the executive officer to (i) relocate to any office or location more than 50 miles (one-way) from our office where the executive officer was based immediately prior to the Change-of-Control, or (ii) to engage in travel in the performance of services on our behalf at a frequency or for a duration substantially in excess of such travel required by us prior to the Change-of-Control;

•	a material breach of the Retention Agreement by us, including our failure to obtain the agreement of a successor to perform all of our obligations under the Retention Agreement; or

•	any act, set of facts or omissions with respect to the executive officer that would, under applicable law, constitute a constructive termination of the executive officer.

Notwithstanding the foregoing, nothing described in any of previous items shall constitute Good Reason unless the executive officer provides us written notice, in reasonable detail, of his/her belief that an action or inaction constituting such Good Reason has occurred and we fail to cure or correct such action or inaction, within thirty (30) days of our receipt of such written notice, such that the asserted Good Reason no longer exists.

Should Messrs. Head, Blough and Staples and Ms. Hynes have been terminated upon a Change-of-Control under the Retention Agreement as of December 31, 2008, in addition to accrued vacation, each would be entitled to severance payments indicated in the following table:

TERMINATION UPON CHANGE-OF-CONTROL UNDER THE RETENTION AGREEMENT
Name	Salary	Non-Equity Incentive Plan Compensation (1)	Health Benefits Coverage (COBRA)	Value Realized on Stock Options (2)	Total Severance Upon Change-of-Control
Stephen R. Head	$235,000	$--	$11,925	$15,852	$262,777

Gary R. Blough	210,000	--	9,927	26,390	246,317

Pamela J. Hynes	185,000	--	11,925	14,825	211,750

Joseph A. Staples	220,000	--	14,159	53,938	288,097
______________
(1)   Represents the aggregate dollar value of performance-based cash incentives that would have been earned for the fourth quarter and annual performance targets for 2008. No such incentives were earned in 2008.

(2)   Represents the intrinsic value of the executive's "in-the-money" unvested stock options, the vesting of which would accelerate as a result of the executive’s termination of employment on December 31, 2008 due to a Change-of-Control (as defined in the Retention Agreement). The value is calculated on the basis of the difference between the exercise price and $6.41, the closing price of our common stock as reported on The
           NASDAQ Global Market on December 31, 2008, multiplied by the number of shares of common stock underlying such options. These options include unvested stock options from the 1999 Plan only as none of the unvested stock options from the 2006 Plan were "in-the-money."

Stock Option Plans

    Unless otherwise specifically provided by our Compensation Committee, the 1999 Plan and the 2006 Plan provide for the following treatment of outstanding options in the event of a termination of employment:

1999 Plan

•
Termination for Cause. Upon the executive’s termination of employment or service for cause (as defined in the plan), all rights under any options granted to the executive will terminate immediately, and the executive will, if the Compensation Committee, in its sole discretion determines, be obligated to repay to the company within ten (10) days of the Compensation Committee’s demand the amount of any gain realized by the executive upon any exercise within the 90-day period prior to the termination of employment of any options granted to such executive under the plan.

•
Termination Due to Retirement or Without Cause or Voluntary Termination.  If the executive is terminated by reason of retirement, terminated by the company without cause, or by voluntary termination, the executive may exercise outstanding options, under the plan, to the extent that the executive was entitled to exercise the options at the date of termination, but only within the period of one (1) month immediately succeeding the executive’s termination, and in no event after the applicable expiration dates of the options. Any option that is not exercisable on the date of termination shall terminate and be forfeited effective on such date.

•
Termination Due to Death or Disability.  In the event of the executive’s death or disability, the executive or the executive’s beneficiary, as the case may be, may exercise outstanding options to the extent that the executive was entitled to exercise the options at the date of termination, but only within the one (1)-year period immediately succeeding the executive’s termination of continuous service in the case of disability, and in no event after the applicable expiration date of the options. Any option that is not exercisable on the date of termination shall terminate and be forfeited effective on such date.

•
Termination Upon Change-of-Control. Upon a change-of-control (defined in the plan as (i) any third person becoming the beneficial owner of shares of our common stock with respect to which 25% or more of the total number of votes for the election of our Board may be cast; (ii) the persons who were our directors ceasing to constitute a majority of our Board as a result of any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing; or (iii) our shareholders approving an agreement providing for a transaction in which we will cease to be an independent publicly owned entity or for a sale or other disposition of all or substantially all of our assets), unless the Compensation Committee shall have otherwise provided in the option agreement, all outstanding options not fully exercisable shall  become exercisable in full and shall remain so exercisable in accordance with their terms; provided, however, that no option which has previously been exercised or otherwise terminated shall become exercisable.

2006 Plan

•
Termination for Cause. Upon the executive’s termination of employment or service for cause (as defined in the plan), all rights under any options granted to the executive will terminate immediately, and the executive will, if the Compensation Committee, in its sole discretion determines, be obligated to repay to the company within ten (10) days of the Compensation Committee’s demand the amount of any gain realized by the executive upon any exercise within the 90-day period prior to the termination of employment of any options granted to such executive under the plan.

•
Termination Due to Retirement or Without Cause or Voluntary Termination.  If the executive is terminated by reason of retirement, terminated by the company without cause, or by voluntary termination, the executive may exercise outstanding options, under the plan, to the extent that the executive was entitled to exercise the options at the date of termination, but only within the period of one (1) month immediately succeeding the executive’s termination, and in no event after the applicable expiration dates of the options.

•
Termination Due to Death or Disability.  In the event of the executive’s death or disability, the executive or the executive’s beneficiary, as the case may be, may exercise outstanding options to the extent that the executive was entitled to exercise the options at the date of termination, but only within the one (1)-year period immediately succeeding the executive’s death or disability, and in no event after the applicable expiration date of the options.

•
Termination Upon Change-of-Control. Except as otherwise provided in an executive’s award agreement, if an executive’s employment or service is involuntarily terminated, for any reason, at any time within 12 months after a change-of-control (which is defined substantially similar to the definition of Change-of-Control under the Retention Agreements but does not include a carve out for acquisitions by Dr. Brown, a person under his control or upon his death), unless otherwise specifically prohibited by law:

▪	any and all outstanding options with time-based vesting provisions will vest on a pro rata monthly basis, including full credit for partial months elapsed; and

▪
any and all outstanding options with performance-based vesting provisions will vest on a pro rata monthly basis, including full credit for partial months elapsed, and will be paid (A) based on the level of performance achieved as of the date of the termination, if determinable, or (B) at the target level, if not determinable. The amount of the vested award may be computed under the following formula: total award number of shares times (number of full months elapsed in shortest possible vesting period divided by number of full months in shortest possible vesting period) times percent performance level achieved immediately prior to the effective date of the termination.

As stated above, there may be circumstances that constitute a “change-of-control” under the 1999 Plan and the 2006 Plan, but not under the Retention Agreements. If any of our named executive officers had been terminated upon a change-of-control that does not constitute a Change-of-Control under the Retention Agreements on December 31, 2008, the value realized with respect to the options granted under the plans would be as follows:

TERMINATION UPON CHANGE-OF-CONTROL
Name	Value Realized on Options Under the 1999 Plan (1)	Value Realized on Options Under the 2006 Plan (1)	Total Value Realized
Donald E. Brown, M.D.	$38,048	$--	$38,048

Stephen R. Head	15,852	--	15,852

Gary R. Blough	26,390	--	26,390

Pamela J. Hynes	14,825	--	14,825

Joseph A. Staples	53,938	--	53,938
________________
(1)    Amounts represent the intrinsic value as of December 31, 2008 of the executive’s “in the money” unvested stock options, the vesting of which would accelerate as a result of the executive’s termination of employment on December 31, 2008 due to a change-of-control (as defined in the applicable stock option plan).  The value is calculated on the basis of the difference between the exercise price and $6.41, the closing price of our common stock as reported on The NASDAQ Global Market on December 31, 2008, multiplied by the number of shares of common stock underlying such options.

CONSENT TO THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2 ON PROXY CARD)

   KPMG has served as our independent registered public accounting firm since 2003. KPMG has issued an unqualified opinion for each of the years that it has been engaged to audit our consolidated financial statements, including 2008, and there were no disagreements on any matters regarding accounting principles or practices applied by management, financial statement disclosure or auditing scope or procedures. Representatives from KPMG will be present at our annual meeting, and will have the opportunity to make any statements they desire and are expected to be available to respond to appropriate questions. At this meeting, we are asking our shareholders to consent to the Audit Committee’s appointment of KPMG as our independent registered public accounting firm for 2009. In the event this proposal is not approved, the Audit Committee will take into consideration the views of the shareholders and may, but will not be required to, appoint a different independent registered public accounting firm.  Notwithstanding consent by the shareholders, the Audit Committee reserves the right to appoint a different independent registered public accounting firm for 2009.

The Board recommends a vote "FOR" the consent by our shareholders to the appointment of KPMG LLP as our independent registered public accounting firm for 2009.

AUDIT COMMITTEE MATTERS

Audit Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services of KPMG

The Sarbanes-Oxley Act of 2002 and the independence rules of the SEC require all independent registered public accounting firms that audit issuers to obtain pre-approval from the issuers’ respective audit committees in order to provide professional services without impairing independence. As such, our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG and management are required to periodically report to our Audit Committee regarding the extent of services provided by KPMG in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis.

Each year, our Audit Committee discusses and approves the hiring of the independent registered public accounting firm. Once a resolution is approved, our Audit Committee Chairman executes an engagement letter for the annual audit and quarterly reviews. Our Chief Financial Officer may execute an engagement letter for additional services, such as tax consulting, with the approval of our Audit Committee. Additionally, from time to time, we may desire additional permitted professional services. Pre-approval for these services is obtained from the Audit Committee Chairman prior to such services commencing.

Fees Paid to KPMG

The following table presents fees for professional audit services rendered by KPMG for the audits of our consolidated financial statements for the years ended December 31, 2008 and 2007, and fees for other services rendered by KPMG during those periods.  All of the services described in the following fee table were approved in conformity with our Audit Committee’s pre-approval process (in thousands):
	Years Ended December 31,
	2008	2007
Audit Fees	$391	$370

Audit-Related Fees	21	20

Tax Fees	6	52

All Other Fees	12	--
Total	$430	$442

Audit Fees

Audit fees consisted of the aggregate fees billed by KPMG for professional services rendered in connection with the audit of our consolidated financial statements included in our Annual Report on Form 10-K for each of our last two years, as well as for the review of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q during each year. In addition, audit fees included professional services rendered in connection with KPMG’s separate audit of our internal control over financial reporting as of December 31, 2008 and 2007.

Pursuant to Section 404 of the Sarbanes-Oxley Act and due to our public float exceeding $75 million as of June 30, 2008, we continued to be classified by the SEC as an accelerated filer as of December 31, 2008. As a result, we were required to remain in compliance with the provisions of Section 404 of the Sarbanes-Oxley Act that required: (i) management to assess the effectiveness of our internal control over financial reporting and (ii) the independent registered public accounting firm to perform its own separate audit of our internal control over financial reporting. See “Audit Committee Report” below for further details.

Audit-Related Fees

Audit-related fees consisted of the aggregate fees billed by KPMG for assurance and related services rendered in each of our last two years that were not included in “Audit Fees”, as discussed above. These fees were primarily related to the audit of our 401(k) Plan’s financial statements included in our Annual Report on Form 11-K for each year, typically filed with the SEC within 180 days after our year end.

Tax Fees

Tax fees consisted of the aggregate fees billed by KPMG for professional services rendered in connection with tax compliance, tax advice and tax planning for each of our last two years.

All Other Fees

All other fees consist of potential fees that could be billed by KPMG for other professional and/or assurance services that are not included in “Audit Fees”, “Audit-Related Fees” and “Tax Fees”. For 2008, this included fees billed by KPMG for professional services rendered in connection with our Form S-3 registration statement.

For 2008, pre-approved non-audit services included only those services described above for “Audit-Related Fees”, “Tax Fees” and "All Other Fees". The aggregate amount of all such non-audit services represented approximately 9% of the total amount of fees paid to KPMG. Our Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of KPMG.

AUDIT COMMITTEE REPORT

We, the Audit Committee, oversee Interactive Intelligence’s financial reporting process on behalf of the Board of Directors.  Interactive Intelligence’s management is responsible for the preparation and integrity of the consolidated financial statements and notes thereto and the financial reporting process, including a system of internal control over financial reporting, and has represented to us that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm is responsible for performing an independent audit of Interactive Intelligence’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of Interactive Intelligence’s internal control over financial reporting.

In fulfilling our responsibilities, we have reviewed and discussed Interactive Intelligence’s audited consolidated financial statements with its management and the independent registered public accounting firm. We met with the independent registered public accounting firm to discuss the results of its examinations and its evaluations of Interactive Intelligence’s internal control over financial reporting. We reviewed and discussed Interactive Intelligence’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including consideration of the PCAOB’s Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements, which was released during May 2007 and superseded PCAOB Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.

We also discussed with the independent registered public accounting firm the matters required by the American Institute of Certified Public Accountants Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (Codification of Statement on Auditing Standards, AU 380), as adopted by the PCAOB in Rule 3200T, which include but are not limited to: (i) the scope and results of the audit, (ii) the responsibility of the independent registered public accounting firm, (iii) Interactive Intelligence’s significant accounting policies, (iv) management’s judgments and estimates and (v) significant audit adjustments.

We have also received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with us concerning independence, and have discussed with KPMG its independence from Interactive Intelligence and its management. In addition, we considered whether KPMG’s independence would be jeopardized by providing non-audit services to Interactive Intelligence.

Based on the reviews and discussions referred to above, we, the Audit Committee, recommended to the Board of Directors that the audited consolidated financial statements be included in Interactive Intelligence’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.

Submitted by the Audit Committee

Edward L. Hamburg, Chairman
Richard A. Reck
Michael C. Heim

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has an interest. Under our Audit Committee’s charter, which is available free of charge on our website at http://investors.inin.com under “Corporate Governance”, our Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder of the company, or any of their immediate family members, has a direct or indirect material interest.  The Audit Committee may not approve a related person transaction unless (1) it is in or not inconsistent with our best interests and (2) where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party.  No related person transaction in an amount exceeding $120,000 occurred during 2008.

Under our Ethics Code, which is available free of charge on our website at http://investors.inin.com under “Corporate Governance”, related person transactions are strictly prohibited unless approved or ratified by the Audit Committee, and other conflicts of interest involving our executive officers or directors are prohibited unless approved by the Audit Committee.

In November 2007, our Compensation Committee adopted a travel policy for our Chief Executive Officer wherein Dr. Brown is permitted to utilize his private airplane for business travel. As set forth in the Compensation Committee minutes approving the travel policy, Dr. Brown will be reimbursed for expenses incurred in the operation of his private plane only when used for company business. The cost reimbursement shall occur upon us receiving supporting documentation, at a practicable date after completion of each trip, of the expenses incurred by Dr. Brown and documentation evidencing that the trip was business related. During 2008, we reimbursed Dr. Brown for approximately $43,620 in expenses pursuant to this reimbursement policy. The hourly reimbursement rate in effect for 2008 was approved by our Compensation Committee and ratified and approved by our Audit Committee based on the standards set forth in the Audit Committee's charter and described above. The hourly reimbursement rate was negotiated by us on an arms-length basis, and was made on terms no less favorable to us than could be obtained from an unaffiliated third party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act, our executive officers, directors and holders of more than ten percent of the outstanding shares of our common stock (“Insiders”) are required to file reports (on prescribed forms) of their beneficial ownership of our common stock and/or shares of our common stock underlying stock options with the SEC and furnish copies of such forms to us. Based solely on a review of the copies of such forms furnished to us, or written representations that no other reports were required to be filed, we believe that for the year ended December 31, 2008, all Forms 3, 4 and 5 required by Section 16(a) to be filed by Insiders were filed on a timely basis, except that one Form 4 for Mr. Gildea, reporting a grant of options to purchase our common stock, was inadvertently filed late.

OTHER BUSINESS AT OUR ANNUAL MEETING

Our Board is not aware of any business which properly may be presented for action at our meeting other than the matters set forth in the Notice of Annual Meeting. Should any other matter requiring a vote of the shareholders properly arise, the enclosed proxy gives discretionary authority to the persons named in the proxy to vote on such matters in accordance with their best judgment.

DATE OF RECEIPT OF SHAREHOLDER PROPOSALS FOR OUR 2010 ANNUAL MEETING

All shareholder proposals intended for inclusion in our 2010 proxy materials for presentation at our 2010 Annual Meeting must be received by us (to the attention of our Corporate Secretary) at our world headquarters no later than December 18, 2009.  As mentioned previously, in accordance with amended Rule 14a-8(i)(8) of the Exchange Act, certain shareholder proposals related to the election of directors are no longer permitted. In addition, our Amended and Restated By-Laws, as currently in effect, established procedures for shareholder nominations for election of directors and bringing business before our annual meeting of shareholders. Among other requirements, to bring business before our 2010 Annual Meeting or to nominate a person for election as a director, a shareholder must give written notice to our Corporate Secretary no less than 90 days or more than 120 days prior to May 28, 2010. However, in the event our 2010 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from May 28, 2010, the written notice must be delivered no earlier than 120 days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made. The notice must contain certain information concerning the proposed business or the nominee and the shareholder making the proposal. Any shareholder interested in making a nomination or proposal should request a copy of the applicable By-Law provisions, as currently in effect, from our Corporate Secretary.

By order of the Board of Directors,
Interactive Intelligence, Inc.

Stephen R. Head
Corporate Secretary

Indianapolis, Indiana
April 17, 2009

VOTE BY INTERNET- www.proxyvote.com
INTERACTIVE INTELLIGENCE, INC. C/O Investor Relations 7601 Interactive Way Indianapolis, IN 46278
Use  the  Internet  to  transmit  your  voting  instructions  and  for  electronic delivery of information up until 11:59 P.M. Eastern Time on May 27, 2009.  Have your proxy card in  hand  when  you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Interactive Intelligence, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1 (800) 690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 27, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Interactive Intelligence, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

INTERACTIVE INTELLIGENCE, INC.
THE BOARD OF DIRECTORS RECOMMENDS  A VOTE “FOR” ITEMS 1 AND 2.

Vote on Director
1. Election of Director:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
Nominee: 01 - Edward L. Hamburg, Ph.D.	☐	☐	☐

Vote on Proposal
	For	Against	Abstain
2. Consent to the Appointment of KPMG LLP as Independent Registered Public Accounting Firm.	☐	☐	☐

3. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The  shares  represented  by  this  proxy, when  properly  executed,  will  be  voted  in  the  manner  directed  herein  by  the  undersigned Shareholder(s).
If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the person named in this proxy card will vote in their discretion.

For address changes please check this box and write them on the back where indicated.	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

INTERACTIVE INTELLIGENCE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS
MAY 28, 2009

     By signing the proxy, you revoke all prior proxies and appoint Donald E. Brown, M.D. and Stephen R. Head, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders of the
     Company to be held at the Company's World Headquarters, 7601 Interactive Way, Indianapolis, Indiana on Thursdy, May 28, 2009 at 1:30 p.m. Eastern Time,
     and at any adjournments thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF NOMINEE LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes:__________________________________________________________________________________

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE